                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  TIBERIA B.V.,

                      PLATFORM PURCHASER INC., VEDIOR N.V.,
                     SELECT APPOINTMENTS NORTH AMERICA INC.

                                       AND

                                   ACSYS, INC.

                           DATED AS OF APRIL 16, 2000

                                TABLE OF CONTENTS

                                                                                                         Page

Preamble................................................................................................  1

Article 1 -- The Offer..................................................................................  1
   1.1       The Offer..................................................................................  1
   1.2       Platform Actions...........................................................................  3

Article 2 -- The Merger.................................................................................  5
   2.1       Merger.....................................................................................  5
   2.2       Effective Time.............................................................................  5
   2.3       Time and Place of Closing..................................................................  5
   2.4       Articles of Incorporation and Bylaws.......................................................  5
   2.5       Directors..................................................................................  6
   2.6       Officers...................................................................................  6

Article 3 -- Manner of Converting Shares in the Merger..................................................  6
   3.1       Conversion of Shares.......................................................................  6
   3.2       Shares Held by Platform or Parent..........................................................  6
   3.3       Dissenting Shareholders....................................................................  6
   3.4       Exchange Procedures........................................................................  7
   3.5       Rights of Former Platform Shareholders.....................................................  8
   3.6       Payment in Respect of Equity Rights........................................................  9
   3.7       Adjustments................................................................................ 10

Article 4 -- Representations and Warranties of Platform................................................. 10
   4.1       Organization, Standing, and Power.......................................................... 10
   4.2       Authority of Platform; No Breach By Agreement.............................................. 11
   4.3       Capital Stock.............................................................................. 12
   4.4       Platform Subsidiaries...................................................................... 13
   4.5       SEC Filings; Financial Statements.......................................................... 14
   4.6       Absence of Undisclosed Liabilities......................................................... 14
   4.7       Absence of Certain Changes or Events....................................................... 15
   4.8       Tax Matters................................................................................ 15
   4.9       Assets..................................................................................... 16
   4.10      Intellectual Property...................................................................... 17
   4.11      Environmental Matters...................................................................... 17
   4.12      Compliance with Laws....................................................................... 18
   4.13      Labor Relations............................................................................ 18
   4.14      Employee Benefit Plans..................................................................... 18
   4.15      Material Contracts......................................................................... 20
   4.16      Legal Proceedings.......................................................................... 20
   4.17      Reports.................................................................................... 21
   4.18      State Takeover Laws........................................................................ 21
   4.19      Charter Provisions......................................................................... 21


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

   4.20      Rights Agreement........................................................................... 21
   4.21      Debt....................................................................................... 22

Article 5 -- Representations and Warranties of Parent, Purchaser and the Guarantors..................... 22
   5.1       Organization, Standing, and Power.......................................................... 22
   5.2       Authority; No Breach By Agreement.......................................................... 22
   5.3       Legal Proceedings.......................................................................... 23
   5.4       Authority of Purchaser..................................................................... 23
   5.5       Authority of Guarantors, No Breach by Agreement............................................ 25
   5.6       Solvency of Parent, Purchaser and Guarantors............................................... 25
   5.7       Financing.................................................................................. 26

Article 6 -- Conduct Of Business Pending Consummation................................................... 26
   6.1       Affirmative Covenants of Platform.......................................................... 26
   6.2       Negative Covenants of Platform............................................................. 26
   6.3       Covenants of Parent and Purchaser.......................................................... 29
   6.4       Adverse Changes in Condition............................................................... 29
   6.5       Reports.................................................................................... 30

Article 7 -- Additional Agreements...................................................................... 30
   7.1       Shareholders' Meeting; Proxy Statement..................................................... 30
   7.2       Merger Without Meeting of Shareholders..................................................... 31
   7.3       Purchaser Compliance....................................................................... 31
   7.4       Applications; Antitrust Notification....................................................... 31
   7.5       Filings with State Offices................................................................. 32
   7.6       Agreement as to Efforts to Consummate...................................................... 32
   7.7       Board of Directors of Platform............................................................. 32
   7.8       Investigation and Confidentiality.......................................................... 33
   7.9       Press Releases............................................................................. 34
   7.10      No Solicitation; Acquisition Proposals..................................................... 34
   7.11      State Takeover Laws........................................................................ 35
   7.12      Employee Benefits and Contracts............................................................ 36
   7.13      Indemnification............................................................................ 36
   7.14      Repayment of Certain Indebtedness; Additional Financing.................................... 38
   7.15      Financing and Capitalization of Parent and Purchaser....................................... 39
   7.16      Availability of Funds...................................................................... 39

Article 8 -- Conditions Precedent to Obligations to Consummate.......................................... 40
   8.1       Conditions to Obligations of Each Party.................................................... 40

Article 9 -- Termination................................................................................ 40
   9.1       Termination................................................................................ 40
   9.2       Effect of Termination...................................................................... 42
   9.3       Non-Survival of Representations and Covenants.............................................. 42

Article 10 -- Miscellaneous............................................................................. 43
   10.1       Definitions............................................................................... 43
   10.2       Expenses.................................................................................. 51

   10.3      Brokers and Finders........................................................................ 52
   10.4      Entire Agreement........................................................................... 52
   10.5      Amendments................................................................................. 52
   10.6      Waivers.................................................................................... 53
   10.7      Assignment................................................................................. 53
   10.8      Notices.................................................................................... 53
   10.9      Governing Law.............................................................................. 55
   10.10     Dispute Resolution......................................................................... 55
   10.11     Agent for Service of Process............................................................... 56
   10.12     Counterparts............................................................................... 57
   10.13     Captions; Articles and Sections............................................................ 57
   10.14     Interpretations............................................................................ 57
   10.15     Severability............................................................................... 57
   10.16     Subsidiary Guarantees...................................................................... 57

                                LIST OF EXHIBITS


EXHIBIT NUMBER             DESCRIPTION

         1                 Conditions to the Offer

         2                 Support  Agreement  dated as of April 16,  2000 between  Vedior N.V.,  Platform
                           Purchaser Inc., David C. Cooper and Teri L. Cooper

         3                 Support  Agreement  dated as of April 16,  2000 between  Vedior N.V.,  Platform
                           Purchaser Inc., Harry J. Sauer, and The Sauer Family Foundation

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 16, 2000, by and among Tiberia B.V. ("Parent"), a company organized in The Netherlands; Platform Purchaser Inc. ("Purchaser"), a Georgia corporation; Vedior N.V., ("Vedior"), a company organized in The Netherlands; Select Appointments North America Inc., a Delaware corporation ("SANA"); and Acsys, Inc. ("Platform"), a Georgia corporation.

                                    PREAMBLE

         The respective Boards of Directors of Platform, Parent and Purchaser have each determined that it is in the best interests of their respective shareholders for Parent, through Purchaser, to acquire Platform upon the terms and subject to the conditions set forth herein. In addition, the governing body of each Guarantor has determined that it is in the best interests of such Guarantor to be bound by the guarantee contained in Section 10.16 of this Agreement.

         The Board of Directors of Platform has approved the terms of the Support Agreements attached hereto as Exhibits 2 and 3 (the "Support Agreements") to be entered into among Parent, Purchaser and certain holders of Shares (the "Shareholders") simultaneously herewith, pursuant to which such Shareholders have, among other things, agreed to tender their Shares pursuant to the Offer.

         Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                    ARTICLE 1
                                    THE OFFER

         1.1      THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 hereof and satisfaction of the conditions set forth in Exhibit 1 is possible, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than seven business days after the public announcement of the execution of this Agreement), commence (within the meaning of Rule 14d-2 under the 1934 Act) a tender offer (as it may be amended or extended from time to time as permitted or required by this Agreement, the "Offer") for any and all of the outstanding shares (together with the associated Platform Rights, the "Shares") of Platform Common Stock at a price of $5.00 per Share, net to the seller in cash, without interest, subject to reduction for any required applicable withholding (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer

Price"). The initial expiration date of the Offer shall be at midnight, New York City time, on the twentieth business day (with the day the Offer is commenced counting as the first business day) after the Offer is commenced (the initial "Expiration Date"; and any expiration date and time established pursuant to an authorized or required extension of the Offer as so extended, also an "Expiration Date"). The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Exhibit 1 (any of which may be waived by Purchaser in its sole discretion; provided, that, without the consent of Platform, Purchaser shall not waive the Minimum Tender Condition (as defined in Exhibit 1)). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of Platform, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) modify (in any manner adverse to the holders of Shares) or add to the conditions set forth in Exhibit 1, (iv) except as provided in the immediately following two sentences, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of Platform, extend the Offer beyond the initial Expiration Date, (x) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, or (y) if all of the conditions to the Offer are satisfied or waived but the number of the Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares on a fully diluted basis, for an aggregate period not to exceed twenty (20) business days (for all such extensions); provided, that Purchaser shall immediately accept and promptly pay for all Shares tendered prior to the date of an extension pursuant to clause (y) and shall otherwise meet the requirements of Rule 14d-11 under the 1934 Act in connection with each such extension. Parent and Purchaser agree that if any of the conditions to the Offer set forth on Exhibit 1 (other than the conditions set forth in paragraphs (b) and (g) of Exhibit 1) are not satisfied on the initial Expiration Date or such subsequent Expiration Dates, then if all such conditions are capable of being satisfied prior to September 29, 2000, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time (each such individual extension not to exceed twenty (20) business days after the previously scheduled Expiration Date) until such conditions are satisfied or waived; provided that Purchaser shall not be required to extend the Offer beyond, and without the approval of the Platform Board of Directors the Offer will not be extended beyond, September 29, 2000. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. In the event that the Offer is terminated or withdrawn by Purchaser, Parent and Purchaser shall cause all tendered Shares to be returned to the registered holders of the Certificate(s) surrendered to the Paying Agent.

                  (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement, all in accordance with the terms of the Offer as set forth herein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply in all material respects with the requirements of applicable Securities Laws and, on the date filed with the SEC and on the date first published, sent or given to Platform's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information furnished in writing by or on behalf of Platform expressly for inclusion in the Offer Documents. Each of Parent, Purchaser and Platform agrees promptly to correct any information provided by it or on its behalf for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to Platform's shareholders, in each case as to and to the extent required by applicable Securities Laws. Platform and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. In addition, Parent and Purchaser will provide Platform and its counsel, in writing, with any comments, whether written or oral, Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  (c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

         1.2      PLATFORM ACTIONS.

                  (a) Platform hereby approves of and consents to the Offer and represents and warrants that its Board of Directors, at a meeting duly called and held, has unanimously adopted resolutions (i) approving and adopting this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the terms of the Support Agreements (collectively, the "Transactions"), and that such approval and adoption constitutes approval of the Offer, this Agreement and the Transactions, including the Merger, for purposes of Section 14-2-1111(1) of the GBCC, and (ii) recommending, subject to the terms and conditions set forth herein, that the shareholders of Platform accept the Offer, tender their Shares thereunder to Purchaser and approve this Agreement and the Merger.

                  (b) On the date the Offer Documents are filed with the SEC or as soon as practicable following the filing of the Offer Documents, Platform shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9"), which shall contain the recommendation referred to in clause (ii) of Section 1.2(a) and shall mail the Schedule 14D-9 to the shareholders of Platform. Each of Parent and Purchaser will promptly supply to Platform in writing, for inclusion in the Schedule 14D-9, all information concerning Parent's Designees, as required by Section 14(f) of the 1934 Act and Rule 14f-1 thereunder, and Platform shall include such information in the Schedule 14D-9. The Schedule

14D-9 shall comply in all material respects with the requirements of applicable Securities Laws and, on the date filed with the SEC and on the date first published, sent or given to Platform's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Platform with respect to information furnished in writing by or on behalf of Parent or Purchaser expressly for inclusion in the
Schedule 14D-9. Each of Parent, Purchaser and Platform agrees promptly to correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and Platform further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and to be disseminated to Platform's shareholders, in each case as to and to the extent required by applicable Securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, Platform agrees to provide Parent, Purchaser and their counsel, in writing, with any comments, whether written or oral, that Platform or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

                  (c) In connection with the Offer, Platform will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all record holders of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser shall, and shall use commercially reasonable efforts to cause each of its Affiliates and Representatives to, hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, promptly deliver or cause to be delivered to Platform all copies of such information then in their possession or under their control and certify in writing to Platform its compliance with this
Section 1.2(c).

                                    ARTICLE 2
                                   THE MERGER

         2.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser shall be merged with and into Platform in accordance with the provisions of Article 11, Part 1, of the GBCC and with the effect provided therein (the "Merger"). Platform shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been adopted by the respective Boards of Directors or governing bodies of Platform,

Purchaser and Parent and approved by Vedior and Parent, as the sole shareholders (whether currently or in the future) of Purchaser.

         2.2 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or prior to the first business day (unless a greater delay is required by applicable Law) following the date on which the shareholders of Platform shall have approved this Agreement or the purchase by Purchaser of 90% or more of the outstanding Shares pursuant to the Offer (to the extent that Section 14-2-1104 of the GBCC is available).

         2.3 TIME AND PLACE OF CLOSING. The closing of the Transactions (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

         2.4      ARTICLES OF INCORPORATION AND BYLAWS.

                  (a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in their entirety to become the same as the articles of incorporation of Purchaser, as in effect immediately before the Effective Time, until thereafter amended as provided by law and such articles of incorporation.

                  (b) The bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

         2.5 DIRECTORS. The directors of Purchaser in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the initial directors of the Surviving Corporation to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected and qualified.

         2.6 OFFICERS. The officers of Platform in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the initial officers of the Surviving Corporation until such officer's successor is duly elected and qualified.

                                    ARTICLE 3
                    MANNER OF CONVERTING SHARES IN THE MERGER

         3.1      CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Platform, Purchaser or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

                  (b) each Share (excluding Shares held by any Platform Entity, any Parent Entity or Vedior, and excluding Shares held by shareholders who perfect their statutory dissenters' rights as provided in Article 13 of the
GBCC) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Parent a cash payment equal to the Offer Price (the "Merger Consideration").

         3.2 SHARES HELD BY PLATFORM OR PARENT. Each of the Shares held by any Platform Entity, any Parent Entity or Vedior shall, by virtue of the Merger, cease to be outstanding and will be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.3 DISSENTING SHAREHOLDERS. Any holder of Shares who perfects his dissenters' rights in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such Shares in cash as determined pursuant to such Article 13; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Platform the Certificate(s) representing the Shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Platform fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his Shares, Parent shall issue and deliver the consideration to which such holder of Shares is entitled under this Article 3 (without interest) upon surrender by such holder of the Certificate(s) held by him. Platform shall give Parent (i) prompt notice of any written notice of intent to seek dissenters' rights received by Platform and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notices. Unless required by law, Platform shall not, without prior written consent of Parent (which shall not be unreasonably withheld), make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         3.4      EXCHANGE PROCEDURES.

                  (a) Prior to the Effective Time, Parent shall select a bank or trust company, which shall be reasonably satisfactory to Platform, to act as paying agent (the "Paying

Agent") to receive the funds necessary to make the payment of the Merger Consideration upon surrender of certificates which represented Shares immediately prior to the Effective Time (the "Certificates"). Parent shall, from time to time, make available, or cause to be made available, to the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient and at a time necessary for the payments under Section 3.4(b) to which holders of Shares shall be entitled upon presentation of their Shares.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). The Certificates so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of Shares represented by Certificates that are not registered in the transfer records of Platform, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such Shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer. If any Certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder of record claiming such Certificates to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the Shares represented by such lost, stolen, mislaid or destroyed Certificates shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of Shares (other than Shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificates formerly representing such Shares to the Paying Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such Shares (without interest thereon) pursuant to Section 3.5. Parent shall not be obligated to deliver the consideration to which any former holder of Certificate(s) is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 3.4.

                  (c) Any other provision of this Agreement notwithstanding, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to a holder of Platform Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, (or immediately prior to such earlier date on which payment pursuant to this Article 3 would otherwise escheat to or become the property of any governmental entity) the payment in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (d) The Paying Agent shall invest the funds deposited with it, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the funds deposited with the Paying Agent shall be the property of and paid over to Parent as and when requested by Parent.

                  (e) Any portion of the cash which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent together with any Certificates and other documents in the Paying Agent's possession, upon demand, and any holders of Certificates that have not theretofore complied with this Section 3.4 shall thereafter only look to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

                  (f) Parent, Purchaser or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Platform Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code or under any provision of state or local Tax Law.

         3.5 RIGHTS OF FORMER PLATFORM SHAREHOLDERS. At the Effective Time, the stock transfer books of Platform shall be closed as to holders of Platform Common Stock immediately prior to the Effective Time and no transfer of Platform Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.4, each Certificate (other than Shares to be canceled pursuant to Section 3.2 or to which statutory dissenters' rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Platform in respect of such Shares of Platform Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each Share formerly represented by such Certificate.

         3.6 PAYMENT IN RESPECT OF EQUITY RIGHTS. This Section 3.6 shall apply to each option to purchase Shares (or any other capital stock of any Platform Entity) granted pursuant to the Platform Stock Plans or otherwise granted by any Platform Entity and outstanding and unexercised immediately prior to the Effective Time (a "Platform Option").

                  (a) Prior to the initial consummation of the Offer (or in the case of Platform Options granted after such time, the Effective Time), Parent and Purchaser shall offer to each holder of a vested Platform Option that has an exercise price of less than the Offer Price ("Vested In The Money Platform Option") the right to receive in exchange for each such option an amount in cash, payable in a lump sum promptly following the initial consummation of the

Offer, equal to the excess of (i) the Offer Price multiplied by the number of Shares subject to such Vested In The Money Platform Option over (ii) the exercise price of such Vested In The Money Platform Option multiplied by the number of Shares subject to such Vested In The Money Platform Option. For purposes of this Section 3.6(a), the determination of whether a Platform Option is vested or not shall be made immediately prior to the initial consummation of the Offer.

                  (b) Prior to the initial consummation of the Offer (or in the case of Platform Options granted after such time, the Effective Time), Parent and Purchaser shall offer to each holder of a vested Platform Option that has an exercise price that is equal to or exceeds the Offer Price and to each holder of an unvested Platform Option, irrespective of the exercise price thereof, the right to receive in exchange for each such option an amount equal to one dollar (U.S. $1.00) multiplied by the number of Shares subject to such option (the "Option Payment"). Fifty percent (50%) of the Option Payment shall be paid to the former holder of such option promptly following the initial consummation of the Offer (or in the case of Platform Options granted after such time, the Effective Time), except that if the optionholder is not and has not been an employee of a Platform Entity, then 100% of the Option Payment amount shall be made promptly following the initial consummation of the Offer (or in the case of Platform Options granted after such time, the Effective Time). The balance of the Option Payment shall be paid to the former holder of such option on the second anniversary of the initial consummation of the Offer (the "Second Installment Date"); provided that the former holder is then employed by a Platform Entity or an Affiliate of Vedior. If the former holder's employment with the Platform Entities or Affiliates of Vedior, as the case may be, is terminated prior to the Second Installment Date, his or her right to receive the second installment of the Option Payment shall be forfeited as of the date of such termination of employment.

                  (c) Any amounts otherwise payable under this Section 3.6 shall be subject to any income or employment tax withholding required under the Internal Revenue Code or any provision of state or local Law.

                  (d) Platform shall use its reasonable best efforts to secure from each holder of each Platform Option, prior to the initial consummation of the Offer, a consent or other legally binding writing which provides that, in consideration for the payments to be made pursuant to this
Section 3.6, such holder shall waive any rights the holder may have with respect to any Platform Option. Failure of any holder of a Platform Option to accept the offers described in this Section 3.6 shall in no way affect the timing of the consummation of the Offer or the completion of the Merger or the obligations of the Parties hereto with respect to the Offer and the Merger.

         3.7 ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time , any change in the outstanding Shares of Platform Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon, in any of these cases with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PLATFORM

         Platform hereby represents and warrants to Parent as follows:

         4.1      ORGANIZATION, STANDING AND POWER.

                  (a) Platform is a corporation validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Platform is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets owned, leased or operated or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures which, individually or in the aggregate, are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect.

                  (b) Platform has heretofore furnished to Parent a complete and correct copy of the Amended and Restated Articles of Incorporation (the "Platform Articles of Incorporation") and the Bylaws (the "Platform Bylaws") of Platform as currently in effect. No other similar organizational documents are applicable to or binding upon Platform. Platform is not in violation of any of the provisions of the Platform Articles of Incorporation or the Platform Bylaws, and the Platform Bylaws do not make applicable to Platform the requirements set forth in Part 3, Article 11 of the GBCC.

         4.2      AUTHORITY OF PLATFORM; NO BREACH BY AGREEMENT.

                  (a) Platform has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery, and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Platform, subject to the approval of this Agreement by the holders of the outstanding shares of Platform Common Stock, as and to the extent required by Law. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Platform, enforceable against Platform in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) The affirmative vote of the holders of a majority of the shares of Platform Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Platform's capital stock necessary to approve this Agreement and the Merger; provided, however, that no such vote shall be required if the Merger is subject to Section 14-2-1104 of the GBCC.

                  (c) At a Board of Director's meeting duly called and held on April 16, 2000, the Board of Directors resolved to adopt this Agreement and the Transactions and to recommend the approval of this Agreement and the Transactions by the shareholders of Platform.

                  (d) Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Board of Directors its written opinion, dated prior to or as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Offer Price or Merger Consideration to be received by Platform's shareholders in the Offer and the Merger, respectively, is fair from a financial point of view to such shareholders. Platform has provided a copy of such opinion to Parent.

                  (e) Neither the execution and delivery of this Agreement by Platform, nor the consummation by Platform of the Transactions, nor compliance by Platform with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Platform Articles of Incorporation or the Platform Bylaws or the certificate or articles of incorporation or bylaws of any Platform Subsidiary or any resolution adopted by the board of directors or the shareholders of any Platform Entity, or (ii) except as disclosed in
Section 4.2 of the Platform Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Platform Entity under, any Contract or Permit of any Platform Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect, or, (iii) subject to the early termination or expiration of the waiting period under the HSR Act and receipt of the requisite Consents referred to in Section 4.2(f), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Platform Entity or any of their respective material Assets where such Default, or any failure to obtain such Consent is reasonably likely to have, individually or in the aggregate a Platform Material Adverse Effect.

                  (f) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Platform of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the American Stock Exchange, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings under the HSR Act, and (iv) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect.

         4.3      CAPITAL STOCK.


                  (a)      The authorized capital stock of Platform consists of
(i) 45,000,000 shares of Platform Common Stock, no par value per share, of which 14,499,400 shares are issued and outstanding as of the date of this Agreement and not more than 16,836,411 shares will be issued and outstanding at the Effective Time (with the difference between (A) the number of shares outstanding as of the date of this Agreement or as may be outstanding as a result of the future grants of Platform Options as set forth on
Section 6.2 of the Platform Disclosure Memorandum and (B) the number of shares outstanding of the Effective Time, being solely attributable to the exercise of Platform Options), and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding, but 500,000 of which are designated Series A Junior Participating Preferred Stock. All of the issued and outstanding shares of capital stock of Platform are duly authorized, validly issued and outstanding and are fully paid and nonassessable under the GBCC, free of pre-emptive rights and were issued in compliance with all applicable Laws except where failure to be in compliance would not have a Platform Material Adverse Effect.

                  (b) Except as set forth in Section 4.3(a), or as provided pursuant to the Platform Rights Agreement, or as disclosed in Section 4.3 of the Platform Disclosure Memorandum, there are no shares of capital stock or other equity securities of Platform outstanding and no outstanding Equity Rights relating to the capital stock of Platform.

                  (c) Neither Platform nor any of the Platform Subsidiaries has outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Platform or such Subsidiary on any matter. Any equity securities, which were issued and reacquired by Platform or any of the Platform Subsidiaries, were so reacquired in compliance with all applicable Laws, and neither Platform nor any of the Platform Subsidiaries has any obligation or liability with respect thereto.

                  (d) Except as set forth in Section 4.3 of the Platform Disclosure Memorandum, there are no shareholders agreements, voting trusts or other agreements or understandings to which Platform or any Platform Subsidiary is a party or by which it is bound relating to the issued or unissued capital stock of Platform (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of Platform from, or the casting of votes by, the shareholders of Platform with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors.

         4.4 PLATFORM SUBSIDIARIES. Except as disclosed in Section 4.4 of the Platform Disclosure Memorandum, Platform or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Platform Subsidiary. Except as disclosed in Section 4.4 of the Platform Disclosure Memorandum, no capital stock (or other equity interest) of any Platform Subsidiary is or may become required to be issued (other than to another Platform Entity) by reason of any Equity Rights, and there are no Contracts by which any Platform Subsidiary is bound to issue (other than to another Platform Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Platform Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Platform Subsidiary (other than to another Platform Entity). Except as disclosed in Section 4.4 of the Platform Disclosure Memorandum, there are no Contracts relating to the rights of any Platform Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Platform Subsidiary. Except as disclosed in Section 4.4 of the Platform Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Platform Subsidiary held by a Platform Entity are duly authorized, validly issued and outstanding and are fully paid, nonassessable, free of pre-emptive rights and were issued in compliance with the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and are owned by a Platform Entity free and clear of any Lien. Each Platform Subsidiary is a corporation, and each such Subsidiary is validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted, and is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures which, individually or in the aggregate, are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect. The copies of the organizational and charter documents for the Platform Subsidiaries made available to Parent are true and correct as of the date hereof. Section 4.4 of the Platform Disclosure Memorandum lists all of the Platform Subsidiaries and correctly sets forth the percentage of Platform's ownership of each Platform Subsidiary, the jurisdiction in which each Platform Subsidiary is organized or formed, and the current directors and executive officers of each Platform Subsidiary.

         4.5      SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) Except as disclosed in Section 4.5 of the Platform Disclosure Memorandum, Platform has timely filed and made available to Parent all SEC Documents required to be filed by Platform since February 4, 1998 (the "Platform SEC Reports"). The Platform SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Platform SEC Reports or necessary in order to make the statements in such Platform SEC Reports, in light of the circumstances under which they were made, not misleading; provided, that any pro forma financial statements contained in the Platform SEC Reports are not necessarily indicative of the consolidated financial position of the Platform Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Platform Entities for the periods indicated. No Platform Subsidiary is required to file any SEC Documents.

                  (b) Each of the Platform Financial Statements (including, in each case, any related notes) contained in the Platform SEC Reports, including any Platform SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Platform and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and that any pro forma financial statements contained in the Platform SEC Reports are not necessarily indicative of the consolidated financial position of the Platform Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Platform Entities for the periods indicated.

         4.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Platform Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect, other than Liabilities or allowances which are disclosed or accrued or reserved against in the consolidated balance sheet of Platform as of December 31, 1999, included in the Platform Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto.

         4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as disclosed in the Platform Financial Statements filed with the SEC prior to the date hereof or as disclosed in Section 4.7 of the Platform Disclosure Memorandum, there have been no (i) events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect; (ii) declaration, setting aside or payment of any dividend or other distribution with respect to Platform's capital; (iii) material changes in Platform's accounting principles, practices or methods; (iv) damage or destruction to, or loss of, any physical property, whether or not covered by insurance, that could individually or in the aggregate, reasonably be expected to have a Platform Material Adverse Effect;
(v) amendment or changes in the Platform Articles of Incorporation or the Platform Bylaws; or (vi) other than in the ordinary course of business, sale of a material amount of assets of Platform or any of the Platform Subsidiaries. Except as set forth in the Platform Disclosure Memorandum, since December 31, 1999, neither Platform nor any Platform Subsidiary has taken any other action that it would be prohibited from taking without Parent's consent after the date hereof pursuant to Section 6.2 other than such actions taken in the ordinary course of business.

         4.8      TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of any of the Platform Entities for periods beginning on or after January 1, 1994, have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Platform Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects, or except as disclosed in Section 4.8 of the Platform Disclosure Memorandum. Except as disclosed in Section 4.8 of the Platform Disclosure Memorandum, all Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Platform Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.8 of the Platform Disclosure Memorandum.

All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Platform Entities, except for any such Liens which are not reasonably likely to have a Platform Material Adverse Effect.

                  (b) Except as disclosed in Section 4.8 of the Platform Disclosure Memorandum, none of the Platform Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) The provision for any Taxes due or to become due for any of the Platform Entities for the period or periods through and including the date of the respective Platform Financial Statements that has been made and is reflected on such Platform Financial Statements is sufficient to cover all such Taxes.

                  (d) Deferred Taxes of the Platform Entities have been provided for in the Platform Financial Statements in accordance with GAAP.

                  (e) Except as disclosed in Section 4.8 of the Platform Disclosure Memorandum, none of the Platform Entities is a party to any Tax allocation or sharing agreement and none of the Platform Entities has been a member of an affiliated group filing a consolidated federal income Tax Return, has any Liability for Taxes of any Person (other than Platform and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                  (f) Except as disclosed in Section 4.8 of the Platform Disclosure Memorandum, none of the Platform Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code and the execution of the Agreement would not result in any such disallowance.

         4.9      ASSETS.

                  (a) Except as disclosed in Section 4.9 of the Platform Disclosure Memorandum or as disclosed or reserved against in the Platform Financial Statements delivered prior to the date of this Agreement, the Platform Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely, individually or in the aggregate, to have a Platform Material Adverse Effect.

                  (b) The Platform Entities currently maintain insurance similar in amounts, scope, and coverage as Platform believes is adequate to conduct its business. Except as disclosed in Section 4.9 of the Platform Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $250,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Platform Entity under such policies.

                  (c) The Assets of the Platform Entities include all Assets required to operate the businesses of the Platform Entities as presently conducted.

         4.10 INTELLECTUAL PROPERTY. Except as disclosed in Section 4.10 of the Platform Disclosure Memorandum, (i) each Platform Entity owns or has a license to use all of the Intellectual Property used by such Platform Entity in the course of its business, (ii) each Platform Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Platform Entity in connection with such Platform Entity's business operations, and such Platform Entity has the right to convey by sale or license any Intellectual Property so conveyed, (iii) to the Knowledge of Platform, no Platform Entity is in Default under any of its Intellectual Property licenses and no proceedings which challenge the rights of any Platform Entity with respect to Intellectual Property used, sold, or licensed by such Platform Entity in the course of its business have been instituted, are pending, or have been threatened, nor, to the Knowledge of Platform, has any person claimed or alleged any rights to such Intellectual Property, except for any failure to own or license, Default or proceeding which is not reasonably likely to have a Platform Material Adverse Effect. To the Knowledge of Platform, the conduct of the business of the Platform Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.10 of the Platform Disclosure Memorandum, no Platform Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

         4.11 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.11 of the Platform Disclosure Memorandum:

                  (a) Each Platform Entity, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect or except as disclosed in Section
4.11 of the Platform Disclosure Memorandum.

                  (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Platform Entity or any of its Operating Properties (or Platform in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or ,operated by any Platform Entity or any of its Operating Properties, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect.

                  (c) During the period of any Platform Entity's operation of any of their respective current properties, to the Knowledge of Platform, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting

(or potentially affecting) any property owned by a Platform Entity, and except such as are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect.

         4.12 COMPLIANCE WITH LAWS. Each Platform Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the Knowledge of Platform, threatened, except where the failure to have, or suspension or cancellation of, any of the Permits is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Section 4.12 of the Platform Disclosure Memorandum, none of the Platform
Entities:

                  (a) is in Default under any of the provisions of its articles or certificate of incorporation or bylaws; or

                  (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect.

         4.13 LABOR RELATIONS. No Platform Entity is the subject of any Litigation asserting that it or any other Platform Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel it or any other Platform Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Platform Entity party to any collective bargaining agreement, nor to the Knowledge of Platform, is there any strike involving any Platform Entity, pending or threatened, or is there any activity involving any Platform Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         4.14     EMPLOYEE BENEFIT PLANS.

                  (a) Except as disclosed in Section 4.14 of the Platform Disclosure Memorandum, none of the Platform Entities or their ERISA Affiliates maintains, sponsors, contributes to, has a commitment to establish or has any liability or contingent liability with respect to any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any employee program, arrangement, or agreement, any medical, vision, dental, or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, for any current or former employee, retiree, dependent, spouse, director, independent contractor, or other beneficiary (collectively, the "Platform Benefit Plans"). No Platform Benefit Plan is or has been a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) or a multiemployer plan within the meaning of Section 3(37) of ERISA. A true and correct copy of each of the Platform Benefit

Plans and all contracts relating thereto as in effect on the date hereof has been made available to Parent prior to the execution of this Agreement, and Parent has been provided an accurate description of any Platform Benefit Plan which is not in written form. A true and correct copy of the most recent annual report, accountant's opinion and Internal Revenue Service determination letter with respect to each Platform Benefit Plan, to the extent applicable, has been provided to Parent prior to the date hereof, and there have been no material changes in the financial condition in the respective plan from that stated in the annual reports and actuarial reports supplied.

                  (b) All Platform Benefit Plans comply and have been administered in form and operation in accordance with their terms and all applicable provisions of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as disclosed in Section 4.14 of the Platform Disclosure Memorandum, each Platform Benefit Plan that is intended to be qualified under section 401(a) of the Internal Revenue Code and all amendments thereto (except those for which the remedial amendment period has not expired) is the subject of a favorable Internal Revenue Service determination letter, and no event has occurred which will or could give rise to disqualification of any such plan or to a tax under Section 511 of the Internal Revenue Code. No Platform Entity has engaged in a transaction with respect to any Platform Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Platform Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. All contributions required to be made under the terms of any Platform Benefit Plan have been timely made and adequate accruals for all obligations under the Platform Benefit Plans are reflected in the Platform Financial Statements.

                  (c) Except as disclosed in Section 4.14 of the Platform Disclosure Memorandum, or as required by Law, no Platform Entity has any Liability for retiree health and life benefits under any of the Platform Benefit Plans.

                  (d) Except as disclosed in Section 4.14 of the Platform Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Platform Entity from any Platform Entity under any Platform Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Platform Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit.

                  (e) None of the assets of any Platform Benefit Plan are invested in employer securities or employer real property.

                  (f) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Platform Benefit Plan.

                  (g) There has been no act or omission that would impair the ability of any Platform Entity (or any successor thereto) to unilaterally amend or terminate any Platform Benefit Plan.

         4.15 MATERIAL CONTRACTS. Except as disclosed in Section 4.15 of the Platform Disclosure Memorandum or otherwise reflected in the Platform Financial Statements filed with the SEC prior to the date hereof, none of the Platform Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000,
(ii) any Contract relating to the borrowing of money by any Platform Entity or the guarantee by any Platform Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Platform Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Platform Entities, and
(v) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing), (vi) any voting or other agreement governing how any Shares shall be voted, (vii) any Contract which would prohibit or materially delay the consummation of the Merger or any of the Transactions, (viii) any licenses, whether as licensor or licensee, of Intellectual Property other than commercial-off-the-shelf software licenses and software licenses relating to Platform's information system, (ix) any brokerage or finders fee agreements other than agreements for normal brokerage commissions or finders fees payable in the ordinary course of business, and (x) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Platform with the SEC as of the date of this Agreement (collectively, the "Platform Contracts"). With respect to each Platform Contract and except as disclosed in Section 4.15 of the Platform Disclosure Memorandum:
(i) the Platform Contract is in full force and effect (unless otherwise expired by its terms or earlier terminated as set forth in Section 4.15 of the Platform Disclosure Memorandum and is valid and binding on Platform (or, to the extent a Platform Subsidiary is a party, such Platform Subsidiary) and, to Platform's Knowledge, each other party thereto); (ii) no Platform Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect; (iii) no Platform Entity has repudiated or waived any material provision of any such Platform Contract; and (iv) no other party to any such Platform Contract is, to the Knowledge of Platform, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 4.15 of the Platform Disclosure Memorandum, all of the indebtedness of any Platform Entity for money borrowed in excess of $100,000 in any single instrument is prepayable at any time by such Platform Entity without penalty or premium.

         4.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Platform, threatened against any Platform Entity, or against any director, employee or employee benefit plan of any Platform Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Platform Entity, that are reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect.

         4.17 REPORTS. Since January 1, 1998, or the date of organization if later, each Platform Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except for failures to file which are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, except where the failure to comply is not reasonably likely, individually or in the aggregate, to have a Platform Material Adverse Effect. As of their respective dates, each such reports and documents did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for such untrue statements or omissions which are not reasonably likely, individually or in the aggregate, to have a Platform Material Adverse Effect.

         4.18 STATE TAKEOVER LAWS. Each Platform Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including Sections 14-2-1112 of the GBCC (collectively, "Takeover Laws").

         4.19 CHARTER PROVISIONS. Each Platform Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the Transactions (including the execution of the Support Agreements or the exercise of any rights under the Support Agreements) do not and will not result in the grant of any rights to any Person under the certificate or articles of incorporation, bylaws or other governing instruments of any Platform Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Platform Entity that may be directly or indirectly acquired or controlled by them.

         4.20 RIGHTS AGREEMENT. Platform has taken, or will take, all necessary action, including, without limitation, amending the Rights Agreement with respect to all of the outstanding Rights, (a) to render the Platform Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other Transactions (including the execution of the Support Agreements), (b) to ensure that in connection with the Merger, the Offer and the Transactions that (i) Parent and Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Platform Rights Agreement) pursuant to the Platform Rights Agreement and (ii) no "Stock Acquisition Date" or "Flip-in Date" (as such terms are defined in the Platform Rights Agreement) occurs by reason of the execution and delivery of this Agreement or the consummation of the Offer, the Merger or other Transactions (including the execution of the Support Agreements) and (c) so that Platform will have no obligations under the Platform Rights or the Platform Rights Agreement in connection with the Offer, the Merger or the Transactions and the holders of Shares and the associated Platform Rights will have no rights under the Platform Rights or the Platform Rights Agreement in connection with the Offer, the Merger or the Transactions (including the execution of the Support Agreements). The Platform Rights

Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Platform Rights Agreement (or drafts of amendments to be made in connection with the execution of this Agreement) have been previously provided to Purchaser.

         4.21 DEBT. Platform's total debt does not exceed $45 million, provided, however, that for purposes of calculating "total debt," all costs, fees and expenses attributable to this Agreement and the Transactions (including, without limitation, all severance costs, management contract payments and all investment banking, legal and accounting costs, fees and expenses), and the borrowing of funds by Platform to make such payments, shall be excluded from "total debt."


                                    ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF PARENT, PURCHASER AND THE GUARANTORS

         Parent, Purchaser and each of the Guarantors hereby jointly and severally represent and warrant to Platform as follows:

         5.1 ORGANIZATION, STANDING AND POWER. Parent is a company duly organized, validly existing and in good standing under the Laws of The Netherlands, and has the corporate power and authority to carry on its business as now conducted and to own lease and operate its material Assets.

         5.2      AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the Transactions, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's organizational documents, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, would prevent or materially delay the consummation of the Offer and the Merger, or,

(iii) subject to the early termination or expiration of the waiting period under the HSR Act and the receipt of the consents referred to in Section 5.2(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets where such Default, or any failure to obtain such Consent would prevent or materially delay the consummation of the Offer and the Merger.

                  (c) No notice to, filing with, or Consent of, any public body or authority by Parent or any of its Subsidiaries or Affiliates is necessary for the consummation by Parent of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities (including non-United States Regulatory Authorities),
(iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and (iv) Consents, filings, or notifications which, if not obtained or made, would not prevent or materially delay the consummation of the Offer and the Merger.

         5.3 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity, Purchaser or the Guarantors or against any director, employee or employee benefit plan of any Parent Entity, Purchaser or the Guarantors or against any Asset, interest, or right of any of them, that would prevent or materially delay the consummation of the Offer and the Merger, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Parent Entity, Purchaser or the Guarantors that would prevent or materially delay the consummation of the Offer and the Merger.

         5.4      AUTHORITY OF PURCHASER.

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, is a wholly owned Subsidiary of Vedior and immediately prior to the initial purchase of Shares under the Offer will become a wholly owned subsidiary of Parent. The authorized capital stock of Purchaser consists of 1,000 shares of common stock ("Purchaser Common Stock"), 100 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Vedior (and will immediately prior the initial purchase of Shares under the Offer be transferred to Parent) free and clear of any Lien. Purchaser has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser. This Agreement represents a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Vedior, as the sole shareholder of Purchaser, has irrevocably caused the shares of Purchaser Common Stock to be voted in favor of approval of this Agreement, as and to the extent required by applicable Law.

                  (b) Neither the execution and delivery of this Agreement by Purchaser, nor compliance by Purchaser with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Purchaser's Articles of Incorporation or Bylaws, or (ii) subject to the early termination or expiration of the waiting period under the HSR Act and the receipt of the consents referred to in Section 5.4(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Purchaser under, any Contract or Permit of Purchaser or any Subsidiary or Affiliate of Purchaser, where such Default or Lien, or any failure to obtain such Consent, would prevent or materially delay the consummation of the Offer and the Merger, or, (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Purchaser or any Subsidiary or Affiliate of Purchaser or any of its material Assets where such Default, or any failure to obtain such Consent would prevent or materially delay the consummation of the Offer and the Merger.

                  (c) No notice to, filing with, or Consent of, any public body or authority by Purchaser or any of its Subsidiaries or Affiliates is necessary for the consummation by Purchaser of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities (including non-United States Regulatory Authorities),
(iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and (iv) Consents, filings, or notifications which, if not obtained or made, would not prevent or materially delay the consummation of the Offer and the Merger.

         5.5      AUTHORITY OF GUARANTORS, NO BREACH BY AGREEMENT.

                  (a) SANA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is a wholly owned Subsidiary of Vedior. The authorized capital stock of SANA consists of 100,000 shares of Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Vedior free and clear of any Lien. Vedior is a company duly organized, validly existing and in good standing under the Laws of The Netherlands.

                  (b) Each of the Guarantors has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each Guarantor. This Agreement represents a legal, valid, and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (c) Neither the execution and delivery of this Agreement by either Guarantor, nor compliance by either Guarantor with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of such Guarantor's Articles of Incorporation or Bylaws or other organizational documents, as applicable, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any such Guarantor under, any Contract or Permit, where such Default or Lien, or any failure to obtain such Consent, would prevent or materially delay the consummation of the Offer and the Merger, or, (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to such Guarantor or any of their respective material Assets where such Default, or any failure to obtain such Consent would prevent or materially delay the consummation of the Offer and the Merger.

                  (d) No notice to, filing with, or Consent of, any public body or authority is necessary for the performance by either Guarantor of its obligations under this Agreement.

                  (e) On the date of this Agreement, Vedior beneficially owns (within the meaning of Rule 13d-3 under the 1934 Act) 50,000 Shares.

         5.6 SOLVENCY OF PARENT, PURCHASER AND GUARANTORS. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (including, without limitation, the performance of the guarantees) shall render any of Parent, Purchaser or the Guarantors insolvent, or leave such Party with an unreasonably small capital to conduct its business, or cause such Party to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature.

         5.7 FINANCING. Parent and Purchaser collectively have cash on hand or will have cash, or with respect to clause (iii), (iv) and (v) below other resources, available to them in an aggregate amount sufficient to enable Parent and Purchaser to pay in full (i) the aggregate Offer Price, (ii) the aggregate Merger Consideration, (iii) all fees and expenses payable by the Platform Entities, Parent and Purchaser in connection with this Agreement and the Transactions, including the payment of all severance obligations and obligations under senior management employment agreements owed by the Platform Entities,
(iv) the repayment of all indebtedness, including the repayment of all indebtedness of the Platform Entities under Section 7.14, and (v) the working capital and other operational requirements of Platform and its Subsidiaries from and after the date of the initial purchase of the Shares under the Offer.

                                    ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         6.1 AFFIRMATIVE COVENANTS OF PLATFORM. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement or the time the designees of Parent have been elected to and constitute a majority of the Board of Directors of Platform (the "Appointment Date"), unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, Platform shall and shall cause each Platform Subsidiary to (a) (i) carry on its respective businesses in the ordinary course consistent with past practice, (ii) use reasonable efforts to preserve intact its current business organizations and keep available the services of its current officers and employees, (iii) use reasonable efforts to preserve its relationships with principal customers, suppliers and other Persons with which it has business dealings, (iv) comply in all material respects with all Laws applicable to it or any of its Assets or businesses and (v) maintain in full force and effect all the Permits necessary for such businesses (except where the failure to maintain such Permits is not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect), and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the Transactions, (ii) except as otherwise permitted by Section 7.10, cause any of the conditions of the Offer set forth in Exhibit 1, or any of the conditions to the Merger set forth in Article 8, not to be satisfied, or (iii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         6.2 NEGATIVE COVENANTS OF PLATFORM. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement or the Appointment Date, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, or as disclosed in Section
6.2 of the Platform Disclosure Memorandum, Platform covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                  (a) amend the Platform Articles of Incorporation or the Platform Bylaws or articles of incorporation or bylaws of any Platform Entity; or

                  (b) incur any debt obligations that would result in Platform being in breach of Section 4.21 of this Agreement, or impose, or suffer the imposition, on any Asset of any Platform Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Platform Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Platform Entity, or declare or pay any dividend or make any other distribution in respect of Platform's capital stock; or

                  (d) except as provided in this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Platform Rights Agreement, or as disclosed in Section 6.2(d) of the Platform Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional Shares or any other capital stock of any Platform Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (including but not limited to stock appreciation rights, phantom stock or stock based performance awards); or

                  (e) adjust, split, combine or reclassify any capital stock of any Platform Entity or issue or authorize the issuance of any other securities in respect of or in substitution for Shares, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Platform Entity (unless any such shares of stock are sold or otherwise transferred to another Platform Entity) or any Assets, individually or aggregate, having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Platform Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (ii) investments in connection with cash management activities consistent with past practices; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any Platform Entity, except as disclosed in Section 6.2(g) of the Platform Disclosure Memorandum or as required by Law; accelerate the vesting of any Platform Option (other than by its terms); enter into or amend any severance agreements with officers of any Platform Entity; or grant any increase in fees or other increases in compensation or other benefits to directors of any Platform Entity, except as disclosed in Section 6.2(g) of the Platform Disclosure Memorandum; or

                  (h) enter into or amend any employment Contract between any Platform Entity and any Person having a salary thereunder in excess of $100,000 per year (unless such amendment is required by Law) that the Platform Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of any Platform Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Platform Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans; or

                  (j) make any material tax election or significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or GAAP, file any amended Tax Returns that may have a material adverse effect on the tax position of Platform or any Platform Subsidiary or settle or compromise any material federal, state, local or foreign Tax liability or refund; or

                  (k) except for the settlement of any suit, action or claim disclosed in Section 6.2(k) of the Platform Disclosure Memorandum, settle or compromise any pending suit, action, audit or claim (A) against Platform or any Platform Subsidiary by any Regulatory Authority, or (B) which is material to Platform and the Platform Subsidiaries, taken as a whole, or which relates to the Transactions; or

                  (l) adopt a plan of complete or partial liquidation or dissolution of any Platform Entity (other than the Merger); or

                  (m) (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment discharge or satisfaction (A) in the ordinary course of business and consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the most recent consolidated financial statements of Platform included in the SEC Reports filed prior to the date of this Agreement or (B) of Liabilities incurred in the ordinary course of business and consistent with past practice, (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims (except in connection with the settlement of any suit, action or claim disclosed on Section 6.2(m) of the Platform Disclosure Memorandum) or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which any Platform Entity is a party; or

                  (n) sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any Assets, except sales of excess or obsolete Assets in the ordinary course of business and consistent with past practice; or

                  (o)      enter into any "non-compete" or similar agreement; or

                  (p) except in the ordinary course of business and consistent with past practice, enter into, modify, amend or terminate any Contract that is or would be a Platform Contract or waive, release, compromise or assign any material rights or claims thereunder; or

                  (q) take, or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 6.2 (a) through 6.2(p) or any action which would result in any of the conditions set forth in Exhibit 1 not being satisfied.

         6.3 COVENANTS OF PARENT AND PURCHASER. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Platform shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, Parent and Purchaser shall and shall cause each of its Subsidiaries to take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (ii) cause any of the conditions of the Offer set forth in Exhibit 1, or any of the conditions set forth in Article 8, not to be satisfied, or (iii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         6.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect or to prevent or materially delay the obligation of Parent and Purchaser to consummate the Offer and the Merger, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same or (iii) causes any condition set forth in Exhibit 1 to be unsatisfied in any material respect at any time from the date hereof to the date Purchaser purchases Shares pursuant to the Offer; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise affect the remedies available to Parent or Platform hereunder. Each Party shall give prompt notice to the other Parties of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions..

         6.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities (including non-United States Regulatory Authorities) between the date of this Agreement and the Effective Time. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 7
                              ADDITIONAL AGREEMENTS

         7.1      SHAREHOLDERS' MEETING; PROXY STATEMENT.

                  (a) If required by applicable Law in order to consummate the Merger, Platform, acting through its Board of Directors, shall, in accordance with applicable Law:

                           (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders' Meeting") as promptly as practicable following the date on which the Purchaser completes payment and purchase of Shares pursuant to the Offer for the purpose of considering and taking action upon the approval and adoption of this Agreement;

                           (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the definitive proxy or information statement to be mailed to Platform shareholders (including any amendment or supplement thereto, the "Proxy Statement") and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after filing, and, if following such mailing and prior to approval of this Agreement by Platform's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, to promptly prepare and mail to its shareholders such an amendment or supplement, provided that Platform shall not mail any such amendment or supplement without consultation with Parent and its counsel and shall not mail any such amendment or supplement to which Parent reasonably objects, and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                           (iii)    include in the Proxy Statement the
         recommendation of the Board of Directors that shareholders of Platform vote in favor of the approval of this Agreement.

                  (b) Following the purchase of Shares, if any, pursuant to the Offer, Parent shall ensure that all such Shares purchased continue to be held by Parent or Purchaser or a direct wholly owned Subsidiary of Parent until such time as the Merger is consummated. Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any other Parent Subsidiary in favor of the approval of this Agreement.

         7.2 MERGER WITHOUT MEETING OF SHAREHOLDERS. Notwithstanding the provisions of Section 7.1, in the event that Parent, Purchaser and any other Parent Subsidiary shall acquire in the aggregate at least 90% of the outstanding Shares of Platform (to the extent that Section 14-2-1104 of the GBCC is available), pursuant to the Offer or otherwise, the Parties shall, at the request of Parent and subject to the provisions of Article 7, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of Platform, in accordance with the GBCC.

         7.3 PURCHASER COMPLIANCE. Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement and hereby guarantees Purchaser's performance hereunder.

         7.4 APPLICATIONS; ANTITRUST NOTIFICATION. Parent shall promptly prepare and file, and Platform shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities (including non-United States Regulatory Authorities) having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the Transactions and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.


         7.5 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Platform shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

         7.6 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Transactions, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the Transactions and to cause to be satisfied the conditions referred to in Exhibit 1 and in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the Transactions.

         7.7      BOARD OF DIRECTORS OF PLATFORM.

                  (a) Promptly after (i) the purchase of and payment for that number of Shares by Purchaser, which together with any Shares beneficially owned (within the meaning of Rule 13d-3 under the 1934 Act) by Parent, Purchaser and their respective Affiliates, represents at least a majority of the Fully Diluted Shares (as defined in Exhibit 1) and (ii) compliance with Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder, whichever shall occur later, Parent shall be entitled to designate such number of directors (the "Designees"), rounded up to the next whole number, on the Board of Directors of Platform as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this Section 7.7(a)) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, Platform shall, upon the request of Parent (subject to applicable Law, including applicable fiduciary duties), use its reasonable efforts either to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Designees to be so elected to Platform's Board of Directors, and shall take all actions reasonably available to Platform to cause Parent's Designees to be so elected. At such time, Platform shall, if requested by Parent (subject to applicable Law, including applicable fiduciary duties), also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on Platform's Board of Directors of (i) each committee of Platform's Board of Directors, (ii) each board of directors of each Platform Subsidiary and (iii) each committee (or similar body) of any such board.

                  (b) Platform shall promptly take all actions required pursuant to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 7.7(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's Designees to be elected to Platform's Board of Directors. Parent or Purchaser shall supply Platform and be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 7.7 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of Law with respect to the election of directors or otherwise.

                  (c) In the event that the Designees are elected to Platform's Board of Directors, until the Effective Time, Platform's Board of Directors shall have at least three directors who are directors on the date hereof and who would constitute "continuing directors" within the meaning of
Section 14-2-1110(6) of the GBCC (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate three persons to fill such vacancies who shall not be shareholders, Affiliates or associates of Parent or Purchaser and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Designees are elected to Platform's Board of Directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, in addition to any other applicable requirements, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement by Platform, (ii) exercise or waive any of Platform's rights, benefits or remedies hereunder, (iii) take any other action by Platform's Board of Directors under or in connection with this Agreement, (iv) borrow money, amend the Credit Agreement, pledge or otherwise encumber any of the Assets of Platform or any of the Platform Entities, or (v) effect a dividend or distribution of Assets of Platform or any Platform Entity.

         7.8      INVESTIGATION AND CONFIDENTIALITY.

                  (a) Prior to the Effective Time, Platform shall keep Parent advised of all material developments relevant to its business and to consummation of the Merger and shall permit Parent to make or cause to be made such investigation of the business and properties of Platform and its Subsidiaries and of their respective financial and legal conditions as Parent reasonably requests, provided that such investigation shall be reasonably related to the Transactions and shall not interfere unnecessarily with normal operations.

                  (b) In addition to Vedior's obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, Vedior shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by Platform concerning the businesses, operations, and financial positions of the Platform Entities and shall not use such information for any purpose except in furtherance of the Transactions. If this Agreement is terminated prior to the Effective Time, Vedior shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from Platform. The Confidentiality Agreement shall not prohibit Parent, Purchaser or Vedior from responding to the Board of Directors of Platform (and no other Person) regarding an Acquisition Proposal by a third party prior to the termination of this Agreement.

         7.9 PRESS RELEASES. Prior to the Effective Time, Platform and Parent shall consult with each other and provide each other a reasonable opportunity to review and comment upon as to the form and substance of any press release or other public disclosure materially related to this Agreement or any of the other Transactions contemplated hereby; provided, that nothing in this
Section 7.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         7.10     NO SOLICITATION; ACQUISITION PROPOSALS.

                  (a) Except with respect to this Agreement and the Transactions, no Platform Entity nor any Affiliate thereof nor any Representatives thereof retained by any Platform Entity shall directly or indirectly solicit, initiate or encourage the making of any Acquisition Proposal by any Person. Notwithstanding anything herein to the contrary, Platform and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, and (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited written Acquisition Proposal by any such Person, if and only to the extent (in the case of clause (ii) only) that (A) the initial purchase of Shares pursuant to the Offer shall not have occurred, (B) Platform's Board of Directors concludes in good faith (x) after consulting with its independent financial advisors, that such Person is reasonably capable of consummating such Acquisition Proposal, taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, and that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (y) (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (C) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Platform's Board of Directors receives from such Person an executed confidentiality agreement containing customary confidentiality and standstill provisions, and (D) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Platform's Board of Directors notifies Parent promptly (and in any event not later than 24 hours after receipt hereof) of the receipt of the Acquisition Proposal and shall in such notice indicate in reasonable detail the identity of the offeror and the material terms and conditions of any proposal and shall keep Parent promptly advised of the status and material terms of any such inquiry, offer or proposal. Platform agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Platform agrees that it will use reasonable efforts to promptly inform its directors, officers, key employees, agents and Representatives of the obligations undertaken in this Section 7.10.

                  (b) Except as provided in the following sentence, neither Platform nor its Board of Directors shall withdraw or modify in a manner adverse to Parent or Purchaser or following the public announcement of an Acquisition Proposal fail at Parent's request to reaffirm the approval by such Board of Directors of this Agreement, the Offer or the Merger or the favorable recommendation of the Board with respect thereto. Notwithstanding the foregoing, in the event that, after Platform has received an Acquisition Proposal not solicited in violation of this Agreement, the Board of Directors determines (after consultation with its outside legal counsel), prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer, that the failure to take the following action would be inconsistent with its fiduciary duties under applicable Law, the Board may (x) withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger and disclose to Platform's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the 1934 Act or otherwise make disclosure to them, or (y) approve or recommend such an Acquisition Proposal that is a Superior Proposal; provided, however, that in no event may the Board of Directors take either such action earlier than the conclusion of the third full business day following Parent's receipt of written notice of the intention of the Board of Directors to do so.

                  (c) Platform and the Board of Directors shall not (i) redeem the Rights under the Platform Rights Agreement, or (ii) waive or amend any provision of the Platform Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal (other than the Acquisition Proposal contemplated by this Agreement), unless this Agreement has been terminated in accordance with its terms.

                  (d) Platform shall not release any third party from the confidentiality and standstill provisions of any agreement to which Platform is a party, unless Platform's Board of Directors concludes (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law. In this regard, Platform may engage in discussions with parties who have executed confidentiality agreements containing standstill provisions and amend the terms of such agreements to the extent that such parties notify Platform that but for the provisions of such agreements the party would be prepared to make an Acquisition Proposal, but shall only amend or release in accordance with the provisions of the preceding sentence.

         7.11 STATE TAKEOVER LAWS. Each Platform Entity shall promptly take all necessary steps to exempt the transactions contemplated by this Agreement or the Support Agreements from, or if necessary to challenge the applicability of, any applicable Takeover Law.

         7.12     EMPLOYEE BENEFITS AND CONTRACTS.

                  (a) For the first year following the Effective Time, each employee of the Platform Entities shall be eligible for benefits which in the aggregate are no less favorable than the employee benefits available to such employee under existing plans of the Platform Entities. For purposes of such benefit plans, programs, policies and arrangements, Parent shall treat the prior service of such employees with Platform and its ERISA Affiliates, including all periods of service recognized under the Acsys, Inc. 401(k) Savings Plan (the "Platform 401(k) Plan"), as service rendered to Parent or its ERISA Affiliate for eligibility and vesting purposes and, solely with regard to vacation and sick leave programs, for benefit accrual purposes thereunder.

                  (b) No employee of any Platform Entity (or eligible dependent thereof) who is eligible for and elects to be covered under any medical or disability insurance plan of Parent or its ERISA Affiliates shall be excluded from coverage under such plan on the basis of a pre-existing condition that was not also excluded under the applicable medical or disability insurance plan of the Platform Entities. To the extent that an employee of a Platform Entity has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses under a medical insurance plan of Platform or its ERISA Affiliates for a plan year, such individual shall be credited therefor under the corresponding provisions of the corresponding plan of Parent or its ERISA Affiliates in which such individual participates after the Effective Time.

                  (c) In the event of any termination of the Platform 401(k) Plan during the first year following the Effective Time, Parent or its ERISA Affiliate shall maintain a tax-qualified retirement plan that, at the request of an employee of a Platform Entity, accepts a rollover of such employee's account from the Platform 401(k) Plan to the extent that such distribution and rollover is permitted under applicable Law.

                  (d) Parent shall honor, and shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between Platform and its Subsidiaries and any current or former director, officer, or employee thereof that are disclosed in Section 4.14 of the Platform

Disclosure Memorandum, and all provisions for vested amounts earned or accrued through the Effective Time under the Platform Benefit Plans.

         7.13     INDEMNIFICATION.

                  (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification substantially to the same effect as those set forth in the Platform Articles of Incorporation and the Platform Bylaws on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of Platform, unless such modification is required after the Effective Time by Law.

                  (b) Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Platform Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Platform or, at Platform's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia Law and by the Platform Articles of Incorporation and the Platform Bylaws as in effect on the date hereof, and any applicable indemnification Contracts, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and such Indemnified Party.

                  (c)      Prior to the Effective Time, Platform shall purchase
(i) a new insurance policy or (ii) an endorsement under Platform's existing directors, officers and corporate liability insurance policy in a form acceptable to Platform, which shall provide the Indemnified Parties with coverage for seven years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the directors, officers and corporate liability insurance coverage presently maintained by Platform; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 175% of the annual premiums for 1999, but in such case shall purchase as much such coverage as possible for such amount. The provisions of this
Section 7.13(c) shall be deemed to have been satisfied if prepaid policies have been obtained by Platform prior to the Effective Time, which policies provide such directors and officers with coverage as described in the preceding sentence for an aggregate period of seven years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that the aggregate premium for such policies shall not exceed $400,000, that Platform shall give

Parent the opportunity to negotiate with the relevant insurers over the amount of such premium and that Platform shall purchase the policies contemplated in this sentence rather than the policies contemplated in the first sentence of this Section 7.13(c) unless Parent consents otherwise. Parent shall cause the Surviving Corporation to maintain in effect for the Indemnified Parties for not less than seven years after the Effective Time such policies.

                  (d) Any Indemnified Party wishing to claim indemnification under paragraph (b) of this Section 7.13, upon learning of any such Liability or Litigation, shall promptly notify Parent thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless such Indemnified Parties shall have been advised in writing by counsel that there exist conflicts of interest among such Indemnified Parties that preclude one firm of counsel from representing the interests of all such Indemnified Parties, (ii) Parent, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided further that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Parties when and if a court of competent jurisdiction determines, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Parties in the manner contemplated hereby is prohibited by applicable Law.

                  (e) If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.13.

                  (f) The provisions of this Section 7.13 shall survive the Effective Time, are irrevocable and intended expressly to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives. Parent hereby guarantees the performance by the Surviving Corporation of the indemnification obligations of the Surviving Corporation pursuant to this Section 7.13.

         7.14 REPAYMENT OF CERTAIN INDEBTEDNESS; ADDITIONAL FINANCING. At the time of the initial purchase of Shares under the Offer, Parent and Purchaser shall repay or cause to be repaid in full all of the obligations of the Platform Entities (including all outstanding loans) under Platform's Amended and Restated Credit Agreement (the "Credit Agreement") dated April 13, 1999, as further amended on December 31, 1999, with Bank of America, N.A., successor in interest to NationsBank, N.A., as lender, and Bank of America, N.A., successor in interest to NationsBank, N.A., as administrative agent for the lenders, and the lenders party thereto (the "Existing Facility"), and terminate such facility; provided, however, that Parent and Purchaser shall have the right from and after the date of this Agreement to negotiate with the lenders under such facility to seek their approval for postponing such repayment and termination and that such repayment and termination shall not be necessary if the lenders under such facility agree such repayment and termination is not necessary. In addition, from and after the time of the initial purchase of Shares under the Offer, Parent shall either (i) make, or cause to be made, capital contributions to Platform (either in the form of debt or equity) or (ii) arrange, or cause to be arranged, credit facilities with lenders (or cause the Existing Facility to be maintained), in each case so as to enable Platform to meet its working capital, capital expenditure and operating expense requirements for the fiscal year ending December 31, 2000 and beyond if the Effective Time shall not have occurred by December 31, 2000. In fulfilling their obligations under this
Section 7.14, Parent and Purchaser may seek another credit facility for Platform to replace the Existing Facility. Any such new credit facility would become effective only concurrently with the initial purchase of Shares under the Offer. Subject to the fiduciary duties and reasonable judgment of the Board of Directors of Platform, Platform shall enter into any new credit facility that is in compliance with the requirements of this Section 7.14 arranged by Parent and Purchaser. If Parent and Purchaser cannot arrange a new credit facility or cause the Existing Credit Facility to be maintained, in either case, in compliance with the requirements of this Section 7.14, Parent and Purchaser must nevertheless, at the time of the initial purchase of the Shares under the Offer, comply with their obligations to provide Platform with funds under this Section
7.14. Neither the Existing Credit Facility, as it exists or as it may be amended, nor any new credit facility will be used to finance the Transaction or pay dividends or distributions to Platform shareholders prior to the Effective Time, and under no circumstances shall Platform be required to take any action, nor shall Parent or Purchaser request Platform to take any action, relating thereto.


         7.15 FINANCING AND CAPITALIZATION OF PARENT AND PURCHASER. Immediately prior to the initial purchase of Shares under the Offer, Parent and Purchaser shall cause ING Group, ING Bank Corporate Investments or one of their Affiliates to provide Parent or Purchaser with $80 million in exchange for debt or equity (or both) of Parent or Purchaser. Under no circumstances shall any financing used to provide Parent or Purchaser with the means to finance the Transactions contemplate or require the pledge or use of Assets of Platform or any Platform Entity to finance the Transactions or pay dividends or distributions to Platform shareholders prior to the Effective Time.

         7.16 AVAILABILITY OF FUNDS. Following the initial purchase of Shares under the Offer and prior to the Effective Time, Parent and Purchaser shall maintain unencumbered cash funds in an amount sufficient to consummate the Merger and otherwise comply with this Agreement.

                                    ARTICLE 8
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

                  (A) SHAREHOLDER APPROVAL. The shareholders of Platform shall have approved this Agreement, as and to the extent required by applicable Law.

                  (B) LEGAL PROCEEDINGS. No court or Regulatory Authority of competent jurisdiction shall be seeking or have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the Transactions.

                  (C) PURCHASE OF SHARES IN THE OFFER. Parent, Purchaser or their Affiliates shall have purchased Shares pursuant to the Offer; provided, however, that neither Parent nor Purchaser may invoke this condition if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement or the Offer.

                  (D) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger (other than Consents and filing, registration and notice requirements which if not obtained, made or complied with are not reasonably likely to have, individually or in the aggregate, a Platform Material Adverse Effect or a material adverse effect on Parent or Vedior, as applicable) shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired or been earlier terminated (other than waiting periods the failure to comply with is not reasonably likely to have a Platform Material Adverse Effect or a material adverse effect on Parent or Vedior, as applicable).


                                    ARTICLE 9
                                   TERMINATION

         9.1 TERMINATION. Notwithstanding any other provision of this Agreement (other than Sections 1.1 and 7.7(c)), and notwithstanding the approval of this Agreement by the shareholders of Platform, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a)      By mutual consent of Parent and Platform; or

                  (b)      By either of Platform or Parent:

                           (i)      if the initial consummation of the Offer
shall not have occurred on or prior to September 29, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date; or

                           (ii)     if any court or Regulatory Authority of
competent jurisdiction shall have issued any Order or taken any other action (which Order or other action the Parties shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger, and such Order or other action shall have become final and non-appealable; or

                  (c)      By Platform:

                           (i)      if Parent, Purchaser or any of their
Affiliates shall have failed to commence the Offer as provided in Section 1.1; provided, that Platform may not terminate this Agreement pursuant to this
Section 9.1(c)(i) if such failure to have commenced the Offer shall have been caused by (A) Platform's failure in any material respect to perform its obligations under this Agreement or (B) facts or circumstances that constitute a breach of any of Platform's representations or warranties contained in this Agreement; or

                           (ii)     if Parent or Purchaser shall have breached
in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is reasonably likely to prevent Parent and Purchaser's consummation of the Offer and is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Parent from Platform; or

                           (iii)    if prior to Purchaser's purchase of Shares
pursuant to the Offer, the Board of Directors of Platform shall have finally determined to approve, endorse or recommend an Acquisition Proposal (other than the Acquisition Proposal contemplated by this Agreement) to Platform's shareholders after complying with Section 7.10; and concurrently with or prior to such termination, Platform or its designee has made payment of the Termination Fee set forth in Section 10.2(b); provided, that notwithstanding anything in this Agreement to the contrary, the termination of this Agreement pursuant to and in compliance with this Section 9.1(c)(iii) shall not be deemed to violate or breach other obligations of Platform under this Agreement; or

                  (d)      By Parent or Purchaser:

                           (i)      if prior to the purchase of any Shares
pursuant to the Offer, the Board of Directors or any committee thereto shall have withdrawn, or modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendations of the Offer, this Agreement or the Merger or shall have approved, endorsed or recommended or publicly proposed to approve, endorse or recommend an Acquisition Proposal, or if the Platform Board of Directors or any committee thereof fails to reaffirm publicly and unconditionally its recommendation to Platform's shareholders that they tender their Shares in the Offer, which public reaffirmation must be made within ten days after Parent's written request to do so (which request may be made at any time that a publicly announced Acquisition Proposal is pending and not withdrawn) and must also include the unconditional rejection of such Acquisition Proposal (to the extent not previously withdrawn); or

                           (ii)     if Platform shall have breached any of its
representations or warranties which breach would give rise to the failure of the conditions set forth in clause (d) or clause (e) of Exhibit 1 hereto to be satisfied or if, prior to consummation of the Offer, Platform shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the condition set forth in clause (f) of Exhibit 1 hereto to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Platform from Parent or Purchaser.

                  9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, without any Liability on the part of any Party or its Affiliates, agents, advisors or shareholders, except that (i) the provisions of this Section 9.2 and Article 10 and Section 7.8(b) shall survive any such termination and abandonment, and (ii) except as otherwise provided herein, a termination shall not relieve the breaching Party from Liability for a material breach of this Agreement.

                  9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 9.3, Articles 1, 2, 3 and 10 and Sections 7.12, 7.13 and 7.14.


                                   ARTICLE 10
                                  MISCELLANEOUS

                  10.1     DEFINITIONS.

                           (a)      Except as otherwise provided herein, the
capitalized terms set forth below shall have the following meanings:

                  "1933 ACT" shall mean the Securities Act of 1933, as amended.

                  "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "ACQUISITION PROPOSAL" shall mean any proposal or offer (in each case, whether or not in writing and whether or not delivered to the shareholders of Platform generally) to acquire in any manner, directly or indirectly, all or a substantial portion of the Assets of Platform or a greater than 20% equity interest in Platform or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving Platform or any Subsidiary, division or operating or principal business unit of Platform, other than pursuant to the transactions contemplated by this Agreement.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BOARD OF DIRECTORS" shall mean the board of directors of Platform.

                  "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Platform and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 2.1.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated May 21, 1999, as amended on March 31, 2000, between Platform, Select Appointments (Holdings) Plc and Vedior.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
(ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                  "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall mean, with respect to any Person, any corporation, trade or business, which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Internal Revenue Code.

                  "EXHIBIT 1" shall mean the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "EXHIBIT 2" shall mean the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "EXHIBIT 3" shall mean the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "GBCC" shall mean the Georgia Business Corporation Code.

                  "GUARANTORS" means collectively SANA and Vedior, each of which is a party to this Agreement.

                  "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title 11 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KNOWLEDGE" as used with respect to any Platform Entity (including references to any such Platform Entity being aware of a particular matter) shall mean the actual knowledge after reasonable inquiry of David C. Cooper or Brady W. Mullinax, Jr., of Platform and as used with respect to Vedior, any Parent Entity or Purchaser (including references to Vedior, such Parent Entity or Purchaser being aware of a particular matter) shall mean the actual knowledge after reasonable inquiry of Anthony Victor Martin or C.K. Zachary Miles of Vedior.

                  "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the Transactions.

                  "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "PARENT ENTITIES" shall mean, collectively, Parent and all Parent Subsidiaries.

                  "PARENT SUBSIDIARIES" shall mean the Subsidiaries of Parent, which shall include any corporation or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the consummation of the Offer or the Effective Time.

                  "PARTY" shall mean, on the one hand, Parent, Purchaser and the Guarantors and, Platform on the other hand, and "PARTIES" shall mean all of Platform, Parent, the Guarantors and Purchaser.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PLATFORM COMMON STOCK" shall mean the common stock, no par value per share, of Platform.

                  "PLATFORM DISCLOSURE MEMORANDUM" shall mean the written information entitled "Platform, Inc. Disclosure Memorandum" delivered on or prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein.

                  "PLATFORM ENTITIES" shall mean, collectively, Platform and all Platform Subsidiaries.

                  "PLATFORM FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Platform as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1999, 1998 and 1997, as filed by Platform in SEC Documents, and (ii) the consolidated balance sheets of Platform (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1999.

                  "PLATFORM MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, (A) has a material adverse impact on (i) the condition (financial or otherwise), business, or results of operations of Platform and its Subsidiaries, taken as a whole, or (ii) the ability of Platform to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement or (B) is reasonably likely to prevent the consummation of the Offer and the Merger or delay the consummation of the Offer beyond September 29, 2000, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of Platform (or any of its Subsidiaries) taken with the prior informed written Consent of Parent in contemplation of the transactions contemplated hereby, (b) the effects of compliance with this Agreement on the operating performance of Platform, including expenses incurred by Platform in connection with consummation of the Transactions, (c) changes, events or occurrences in the United States securities markets which are not specific to Platform, (d) changes, events or occurrences in the world economy which are not specific to Platform, (e) changes, events or occurrences relating to the executive search, temporary staffing and IT consulting industries in general, and not specifically to Platform, (f) any adverse change in the price of Platform Common Stock, as quoted on the American Stock Exchange, and (g) failure to obtain consents, or claims with respect thereto, due to the implementation or proposed implementation of Section 3.6 with respect to the Platform Stock Plans.

                  "PLATFORM RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Platform Rights Agreement.

                  "PLATFORM RIGHTS AGREEMENT" shall mean that certain Shareholder Protection Rights Agreement, dated as of June 20, 1999, as the same may be amended from time to time, between Platform and SunTrust Bank, Atlanta, as Rights Agent.

                  "PLATFORM STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Platform designated as follows: the 1997 Amended and Restated Stock Option Plan, as amended, the Platform Resources, Inc. 1996 Equity Compensation Plan, and the Stock Option Agreements with Steve
A. Weed and Clark Smith.

                  "PLATFORM SUBSIDIARIES" shall mean the Subsidiaries of Platform, which shall include the Platform Subsidiaries described in Section 4.4 and any corporation or other organization acquired as a Subsidiary of Platform in the future and held as a Subsidiary by Platform at the Effective Time.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the American Stock Exchange, the Federal Trade Commission, the United States Department of Justice, and all other international, federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                  "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either
(i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "SUPERIOR PROPOSAL" shall mean with respect to Platform, any Acquisition Proposal made by a Person other than Parent, Purchaser or any of their respective Affiliates which is on terms which the Board of Directors of Platform in good faith concludes (a) would, if consummated, result in a transaction that is more favorable to its shareholders than the transactions contemplated by this Agreement and (b) is reasonably capable of being completed.

                  "SURVIVING CORPORATION" shall mean Platform as the surviving corporation resulting from the Merger.

                  "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, fees or other assessments, including, income, excise, sales, use, transfer, payroll, franchise, real property or personal property, including any interest and penalties thereon or with respect thereto.

                  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                  Appointment Date                           Section 6.1
                  Avoidance Provisions                       Section 10.16
                  Certificates                               Section 3.4(a)
                  Closing                                    Section 2.3
                  Credit Agreement                           Section 7.14
                  Designees                                  Section 7.7(a)
                  Effective Time                             Section 2.2
                  Existing Facility                          Section 7.14
                  Expiration Date                            Section 1.1(a)
                  Fully Diluted Shares                       Exhibit 1
                  Guaranteed Obligations                     Section 10.16
                  Indemnified Party                          Section 7.13(b)
                  Independent Directors                      Section 7.7(c)
                  Merger                                     Section 2.1
                  Merger Consideration                       Section 3.1(b)
                  Minimum Tender Condition                   Exhibit 1
                  Offer                                      Section 1.1(a)
                  Offer Documents                            Section 1.1(b)
                  Offer Price                                Section 1.1(a)
                  Option Payment                             Section 3.6(b)
                  Paying Agent                               Section 3.4(a)
                  Platform 401(k) Plan                       Section 7.12
                  Platform Articles of Incorporation         Section 4.1(a)
                  Platform Benefit Plans                     Section 4.14(a)
                  Platform Bylaws                            Section 4.1(b)
                  Platform Contracts                         Section 4.15
                  Platform Option                            Section 3.6

                  Platform Option Value                      Section 3.6
                  Platform SEC Reports                       Section 4.5(a)
                  Purchaser Common Stock                     Section 5.4(a)
                  Proxy Statement                            Section 7.1(a)(ii)
                  SANA                                       Preamble
                  Schedule 14D-9                             Section 1.2(b)
                  SEC                                        Section 1.1(a)
                  Second Installment Date                    Section 3.6(b)
                  Shareholders                               Preamble
                  Shareholders' Meeting                      Section 7.1(a)(i)
                  Shares                                     Section 1.1(a)
                  Support Agreements                         Preamble
                  Takeover Laws                              Section 4.18
                  Termination Fee                            Section 10.2(b)
                  Transactions                               Section 1.2(a)
                  Vested In The Money Platform Option Value  Section 3.6(a)
                  Vedior                                     Preamble

                  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         10.2     EXPENSES.

                  (a) Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

                  (b) If (A) Parent or Purchaser terminates this Agreement under Section 9.1(d)(i), or Platform terminates this Agreement pursuant to
Section 9.1(c)(iii) or (B) Platform terminates this Agreement pursuant to
Section 9.1(b)(i) or Parent or Purchaser terminates this Agreement pursuant to
Section 9.1(b)(i) and in the case of a termination under Section 9.1(b)(i)(x) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal (other than the Acquisition Proposal contemplated by this Agreement) shall have been publicly announced or otherwise publicly communicated to the shareholders of Platform generally and (y) prior to the first anniversary of such termination, Platform shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then Platform shall pay to Purchaser, or cause to be paid, (1) in the case of a termination of this Agreement by Parent or Purchaser pursuant to Section 9.1(d)(i), not later than one business day following such termination, (2) in the case of a termination by Platform pursuant to Section 9.1(c)(iii), prior to or concurrently with such termination, or (3) in the case of a termination of this Agreement by Platform pursuant to Section 9.1(b)(i) or by Parent or

Purchaser pursuant to Section 9.1(b)(i), not later than one business day following the earlier of the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the first anniversary of such termination, as applicable, a termination fee, in cash, by wire transfer of immediately available funds to an account designated by Purchaser, in an amount equal to the sum of (x) $5.7 million plus (y) out-of-pocket expenses incurred by Parent or Purchaser exclusively in connection with the transactions contemplated by this Agreement not to exceed $500,000 in the aggregate (such sum is referred to herein as the "Termination Fee"). Except for nonpayment of the amount set forth in this Section 10.2(b) and except as provided below, Parent and Purchaser hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(iii) or 9.1(d)(i), in no event shall Parent or Purchaser be entitled to seek or to obtain any recovery or judgment against Platform or any of the Platform Entities or any of their respective Assets, or against any of their respective Affiliates, agents, advisors or shareholders relating to the Transactions, and in no event shall Parent or Purchaser be entitled to seek or obtain any other amount relating to the Transactions; provided, however, that neither the termination of this Agreement pursuant to Section 9.1(c)(iii) or 9.1(d)(i) nor receipt of the fee set forth in this Section 10.2(b) shall preclude any remedy in favor of Parent or Purchaser against Platform relating to a material breach of Section 7.10 of this Agreement by Platform.

         10.3 BROKERS AND FINDERS. Except for Donaldson, Lufkin & Jenrette Securities Corporation as to Platform and except for Robert W. Baird & Co. as to Parent and Purchaser, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the Transactions. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Platform or by Parent or Purchaser, each of Platform, Parent and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.8(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.12(d) and 7.13.

         10.5 AMENDMENTS. To the extent permitted by Law, and subject to the provisions and limitations of Section 7.7, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained, provided, that after any such approval by the holders of Platform Common Stock, there shall be made no amendment that pursuant to Section 14-2-1103 of the GBCC requires further approval by such shareholders, unless such an amendment is approved by such shareholders.

         10.6     WAIVERS.

                  (a) Prior to or at the Effective Time, and subject to the provisions and limitations of Section 1.1, Parent and Purchaser, acting through their respective Boards of Directors, chief executive officers or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Platform, to waive or extend the time for the compliance or fulfillment by Platform of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent or Purchaser, as the case may be, under this Agreement (including the conditions set forth in Exhibit 1), except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent or Purchaser, as the case may be.

                  (b) Prior to or at the Effective Time, and subject to the provisions and limitations of Sections 1.1 and 7.7, Platform, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent or Purchaser, to waive or extend the time for the compliance or fulfillment by Parent or Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Platform under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Platform.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party, except that Parent and Purchaser may assign all or any of their rights hereunder to Vedior or any majority-owned Subsidiary of Vedior or, following the consummation of the Offer, Parent, provided that no such assignment shall relieve the assigning party of its obligation hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       Platform:                          Acsys, Inc.
                                          75 14th Street, Suite 2200
                                          Atlanta, Georgia 30309
                                          Telephone Number: (404) 817-9440
                                          Telecopy Number: (404) 815-4703
                                          Attention:  David C. Cooper

       Copy to Counsel:                   Alston & Bird LLP
                                          One Atlantic Center
                                          1201 West Peachtree Street
                                          Atlanta, Georgia 30309-3424
                                          Telephone Number: (404) 881-7000
                                          Telecopy Number: (404) 881-4777
                                          Attention:  Bryan E. Davis

       Parent and Purchaser:              Tiberia B.V.
                                          Jachthavenweg 112
                                          1076 DC Amsterdam, The Netherlands
                                          Telephone Number: (011) 31-20-573-5626
                                          Telecopy Number: (011) 31-20-573-5624
                                          Attention:  C. K. Zachary Miles

       Copy to Counsel:                   Mayer, Brown & Platt
                                          190 South LaSalle Street
                                          Chicago, Illinois  60603
                                          Telephone Number: (312) 782-0600
                                          Telecopy Number: (312) 701-7711
                                          Attention: Scott J. Davis

       SANA:                              Select Appointments North America Inc.
                                          60 Harvard Mill Square
                                          Wakefield, Massachusetts  01880-3208
                                          Telephone Number: (781) 213-1500
                                          Telecopy Number: (781) 213-1695
                                          Attention:  C. K. Zachary Miles

       Copy to Counsel:                   Mayer, Brown & Platt
                                          190 South LaSalle Street
                                          Chicago, Illinois  60603
                                          Telephone Number: (312) 782-0600
                                          Telecopy Number: (312) 701-7711
                                          Attention:  Scott J. Davis

       Vedior:                            Vedior N.V.
                                          Jachthavenweg 112
                                          1076 DC Amsterdam, The Netherlands
                                          Telephone Number: (011) 31-20-573-5626
                                          Telecopy Number: (011) 31-20-573-5624
                                          Attention:  C. K. Zachary Miles

       Copy to Counsel:                   Mayer, Brown & Platt
                                          190 South LaSalle Street
                                          Chicago, Illinois  60603
                                          Telephone Number: (312) 782-0600
                                          Telecopy Number: (312) 701-7711
                                          Attention: Scott J. Davis

         10.9 GOVERNING LAW. Except to the extent governed by the GBCC, this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of Laws.

         10.10    DISPUTE RESOLUTION.

                  (a) Subject to the following sentence in this Section 10.10(a) and to the provisions set forth in Section 10.10(b) below, each Party consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, in the event (but only in the event) such court does not have subject matter jurisdiction, of the courts of the State of New York sitting in the County of New York for any disputes, controversies or claims arising out of or relating to this Agreement and the Transactions. Each of Parent, Purchaser and the Guarantors additionally (and not in lieu of submission to the jurisdiction of the courts identified in the preceding sentence), and solely at the election of Platform, consents to submit to the jurisdiction of the courts in The Netherlands for any disputes, controversies or claims arising out of or relating to this Agreement and the Transactions. Except as provided in Section 10.10(b) below,each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 10.8 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each Party unconditionally waives any objection to personal jurisdiction or the laying of venue with respect to any action, suit or proceeding arising out of this Agreement or the Transactions in such courts, and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) As an alternative to its rights to litigate any dispute, controversy or claim arising out of or relating to this Agreement or the Transactions in accordance with Section 10.10(a) above and except as provided below, Platform (and not any other Party hereto) shall have the right (but not the obligation), if litigation has not already commenced, to present such dispute, controversy or claim in arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (to the extent such rules are not inconsistent with the provisions of this Section 10.10), and the other Parties hereto agree to submit to such arbitration. If Platform exercises its right to commence arbitration, it shall do so with respect to all its claims against all Parties, and shall not initiate litigation against another Party. The arbitration shall be held before a panel of three arbitrators, one to be selected by Platform, one to be selected by Parent, and the third by agreement of the two arbitrators selected by Platform and Parent. The arbitration panel shall have jurisdiction to decide any and all issues presented to it that arise out of or relate to this Agreement or the Transactions, including the issue of whether or not the arbitration panel has jurisdiction to decide any particular dispute, controversy or claim. The arbitration shall be held in the City of New York, New York. The arbitration proceedings, submissions and award shall be in English, and the governing Law shall be as set forth in Section 10.9 above. The parties consent to the jurisdiction of the courts identified in the Section 10.10(a) above for all purposes in connection with arbitration, including: (a) enforcement of the arbitration award; and (b) issuance of provisional remedies to protect rights, interests, assets or property, including but not limited to temporary or preliminary injunctive relief, to ensure ultimate satisfaction of the arbitration award. The Parties may, without inconsistency with this agreement to arbitrate, seek from any court identified in Section 10.10(a) above any injunctive or equitable remedy or other interim measures or provisional remedies necessary to prevent irreparable injury pending the establishment of the arbitral tribunal and until the arbitral tribunal's final award has been satisfied. The Parties agree that the award made by the arbitrator tribunal shall be final and binding on the Parties, and they waive any right to appeal the arbitral award, to the extent an appeal may be lawfully waived. Notwithstanding anything to the contrary in this Section 10.10, Platform shall not be permitted to initiate arbitration if other Parties have already initiated litigation relating to the Transactions, provided that Vedior has appeared as a party to that litigation and remains a party at all times (including with respect to counterclaims or separate claims that would otherwise be eligible for arbitration).

         10.11 AGENT FOR SERVICE OF PROCESS. Each of Parent, Purchaser, and the Guarantors hereby irrevocably designates, appoints, and empowers CT Corporation System, at 111 8th Avenue, New York, New York 10011, or such other address where such representative office may be located in New York City, New York, and its successors and assigns, as its true and lawful agent for service of process to receive and accept on its behalf service of process in any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions. Each of Parent, Purchaser and the

Guarantors agrees that the failure of such process agent to give any notice of any service of process to it shall not impair or affect the validity of service upon such agent or of any judgment based thereon.

         10.12 COUNTERPARTS. This Agreement may be executed in two or, more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.13 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

         10.14 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         10.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.16 GUARANTEES. Each of the Guarantors hereby, irrevocably, unconditionally and absolutely, guarantees the due and punctual payment and performance when due of all of the obligations of Parent and Purchaser under this Agreement (collectively referred to as the "Guaranteed Obligations"). This Guaranty is a guaranty of payment, and not of collection, and a direct obligation of each Guarantor. Accordingly, Platform shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy Platform may have against Parent, Purchaser or any other Guarantor or commence any suit or other proceeding against Parent, Purchaser or any other Guarantor in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of Parent, Purchaser or any other Guarantor; or (c) to make demand of Parent, Purchaser or any other Guarantor. In this connection, each of the Guarantors hereby waives the right of such Guarantor to require any holder of the Guaranteed Obligations to take action against Parent or Purchaser as provided by applicable Law; provided, however, that each of the Guarantors may raise any defense or argument (other than defenses or arguments relating to the due authorization, execution, delivery and enforceability or validity of this Agreement as it relates to Parent or

Purchaser) available to Parent or Purchaser under this Agreement and shall have no obligation to pay or perform if Parent or Purchaser would not be obligated to pay or perform under the terms of this Agreement, and in this connection, it shall not be a defense to payment or performance by a Guarantor that this Agreement or the Guaranteed Obligations have not been duly authorized or incurred by Parent or Purchaser or that this Agreement or the Guaranteed Obligations are unenforceable or invalid obligations of Parent or Purchaser.

         The obligations of each of the Guarantors hereunder shall not be released, discharged, suspended or terminated by any invalidity or unenforceability of any of the obligations of the Parent or Purchaser hereunder.

         All sums payable by Vedior hereunder shall be paid in full without deduction for any withholding Tax or liability imposed by any applicable Law, governmental agency or authority located outside of the United States, and in the event that Vedior is required by such applicable Law or by such governmental agency or authority to make any such deduction or withholding Tax, Vedior shall pay to Platform such additional amount as will result in the receipt by Platform of the full amount payable hereunder had such deduction or withholding not occurred or been required.

         It is the intent of each Guarantor that such Guarantor's maximum liability hereunder shall be, but not in excess of, the maximum amount which would not otherwise cause the Guaranteed Obligations to be avoidable or unenforceable against the Guarantor under (i) Section 548 of the Bankruptcy Code of 1978, as amended, or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of
Section 544 of the Bankruptcy Code (such laws, acts or statutes referred to herein as "Avoidance Provisions"). To the end set forth in this paragraph, but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions if a Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render a Guarantor insolvent, or leave a Guarantor with an unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, the maximum Guaranteed Obligations for which a Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations, as so reduced, to be subject to avoidance under the Avoidance Provisions.

         Notwithstanding anything to the contrary in this Agreement, (i) the sum of the aggregate amount payable by Vedior hereunder and the aggregate amount payable by SANA hereunder shall not exceed $80 million (provided, however, that this limitation shall in no way limit the liability of Parent or Purchaser under this Agreement), and (ii) the obligations of Vedior and SANA hereunder shall terminate immediately prior to the satisfaction of the provisions of Sections
7.14 and 7.15.

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                  TIBERIA B.V.


                                  By: /s/ A. W. M. Giesen
                                     ------------------------------------------
                                       A. W. M. Giesen
                                       Managing Director

                                  PLATFORM PURCHASER INC.


                                  By: /s/ C. K. Zachary Miles
                                     ------------------------------------------
                                       C. K. Zachary Miles
                                       President

                                  ACSYS, INC.


                                  By:  /s/ David C. Cooper
                                     ------------------------------------------
                                       David C. Cooper
                                       Chief Executive Officer






                                  SELECT APPOINTMENTS NORTH AMERICA INC.


                                  By:  /s/ C. K. Zachary Miles
                                     ------------------------------------------
                                       C. K. Zachary Miles
                                       Assistant Secretary


                                   VEDIOR N.V.


                                  By:  /s/ C. K. Zachary Miles
                                     ------------------------------------------
                                       C. K. Zachary Miles
                                       Chief Financial Officer

                                    EXHIBIT 1

                             CONDITIONS TO THE OFFER


The capitalized terms used in this Exhibit 1 have the meanings assigned to them in the Agreement and Plan of Merger to which this Exhibit 1 is attached except that the term Merger Agreement shall refer to the attached Agreement and Plan of Merger together with this Exhibit 1.


         Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (subject to the provisions of Section 1.1 of the Merger Agreement) as to any Shares not then paid for if (i) there shall not have been validly tendered and not withdrawn, prior to the expiration of the Offer, that number of Shares which, together with any Shares beneficially owned (within the meaning of Rule 13d-3 under the 1934
Act) by Parent, Purchaser, Vedior and their respective Affiliates, would represent at least a majority of the Fully Diluted Shares (as defined below) (the "Minimum Tender Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or (iii) at any time on or after the date of the Merger Agreement and prior to the initial time of acceptance for payment of Shares or the payment therefor, any of the following conditions exists:

         (a) (x) there shall have been any action taken by any Regulatory Authority, or any statute, rule, regulation or order, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable by any Regulatory Authority to Parent, Purchaser, Vedior, Platform any of their respective Subsidiaries or Affiliates, the Offer or the Merger (other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger), that would or is reasonably likely, directly or indirectly, to (i) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise restrict in a manner adverse to Parent or Vedior or prohibit the making of the Offer or the consummation of the Offer or the Merger, (ii) result in a material delay in or restrict the ability of Purchaser or render Purchaser unable to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (iii) impose material limitations on the ability of Parent, Purchaser, Vedior or any of their respective Subsidiaries or Affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares, including without limitation the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the shareholders of Platform, (iv) require the divestiture by Parent, Purchaser, Vedior or any of their respective Subsidiaries of any Shares, or require Purchaser, Parent, Vedior, Platform or any of their respective Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such Assets or Shares or on the ability of Parent, Purchaser, Vedior or their respective Subsidiaries or Affiliates to conduct the business of Platform and its Subsidiaries and own Assets or Platform and its Subsidiaries or Affiliates, in each case taken as a whole, or (v) impose any material limitations on the ability of Parent, Purchaser, Vedior or any of their respective Subsidiaries or Affiliates effectively to control the business or operations of Platform, Parent, Purchaser, Vedior or any of their respective Subsidiaries or Affiliates;

                  (y) there shall have been instituted or pending any Litigation, by any Regulatory Authority, challenging the making of the Offer or the consummation of the Merger, or seeking, directly or indirectly, any of the consequences referred to in clause (i) through (v) in subclause (x) above that, in the reasonable judgment of Parent, has a reasonable probability of success; or

                  (z) there shall have been threatened any action, proceeding or counterclaim by any Regulatory Authority, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking, directly or indirectly, any of the consequences referred to in clauses (i) through (v) in subclause (x) above that, in the reasonable judgment of Parent, has a reasonable probability of success; or

         (b) this Agreement shall have been terminated in accordance with its terms; or

         (c) since the date of this Agreement there shall have occurred any event, change, effect or development that, individually or when considered together with any other event, change, effect or development, has had or would reasonably be expected to have a Platform Material Adverse Effect, which has not been cured prior to the expiration of the Offer; or

         (d) the representations and warranties of Platform set for in the Merger Agreement (except for the representations and warranties in Sections 4.2(a)-(d), 4.3 (other than the last sentence of Section 4.3(a)), 4.4 (other than the fifth sentence of Section 4.4), 4.18, 4.19, 4.20 and 4.21 of the Merger Agreement) shall not be true and accurate in all respects as of the date made and as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) (in each case without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Platform Material Adverse Effect contained in such representations and warranties) except for such failure to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Platform Material Adverse Effect and the untruth or inaccuracy shall not have been cured prior to the expiration of the Offer; or

         (e)      the representations and warranties of Platform set forth in
Section 4.2(a)-(d), 4.3 (other than the last sentence of Section 4.3(a)), 4.4 (other than the fifth sentence of Section 4.4), 4.18. 4.19, 4.20 and 4.21 of the Merger Agreement shall not be true and accurate in all material respects as of the date made and as of the date of the consummation of the Offer as though made on or as of such date and the untruth or inaccuracy shall not have been cured prior to the expiration of the Offer; or

         (f) Platform shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Platform to be performed or complied with by it under the Merger Agreement and the breach or failure shall not have been cured prior to the expiration of the Offer; or

         (g) the Board of Directors or any committee thereof (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement or the transactions contemplated hereby, including the Offer or the Merger, (ii) recommended, endorsed or approved an Acquisition Proposal, or (iii) shall have adopted any resolution to effect any of the foregoing.

         The term "Fully Diluted Shares" means, as of any date, the Shares outstanding, together with any Shares which Platform may be required to issue after giving effect to the exercise or conversion of all Equity Rights exercisable or convertible into Shares.

         The foregoing conditions are for the sole benefit of Parent and Purchaser and may (except for the Minimum Tender Condition, which cannot be waived without the consent of Platform, Parent and Purchaser) be waived by Parent or Purchaser in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       EXHIBIT 2


                                 April 16, 2000


Vedior N.V.
Jachthavenweg 112
1076 DC Amsterdam, The Netherlands

Ladies and Gentlemen:

         This letter is to confirm our agreement regarding all of the shares of common stock, $0.01 par value per share (the "Shares") of Acsys, Inc., a Georgia corporation (the "Company") held by each of the undersigned shareholders of the Company (each a "Shareholder" and collectively the "Shareholders"). In order to induce Vedior N.V., a Dutch company ("Vedior"), Select Appointments North America, Inc., a Delaware corporation ("SANA"), Tiberia B.V., a Netherlands company ("Parent") and Platform Purchaser Inc., a Georgia corporation ("Buyer") to enter into an Agreement and Plan of Merger, to be dated as of the date hereof among the Company, Parent, Buyer, Vedior and SANA (the "Merger Agreement"), the parties hereto agree as follows:

         Subject to the terms and conditions hereof, on or prior to the expiration date of the tender offer to be commenced by Buyer pursuant to the Merger Agreement (the "Tender Offer"), the Shareholders will tender to Buyer in the Tender Offer, or cause to be tendered in the Tender Offer, all of the Shares held by the Shareholders, including Shares acquired through the exercise of options, immediately prior to the expiration of the Tender Offer. If a Shareholder withdraws any tender of such Shares in the Tender Offer, such Shareholder shall immediately, but in no event later than the expiration date of the Tender Offer, re-tender such Shares to Buyer in the Tender Offer.

         The Shareholders hereby agree not to sell, transfer or encumber the Shares (except in the Tender Offer) during the term of this letter agreement.

         Each Shareholder hereby represents and warrants as to the Shares that
(i) such Shareholder is the sole owner of and has full right, power and authority to sell and vote such Shares, or if such Shareholder is not the sole owner, such Shareholder has the full right, power and authority to sell such Shares, and in either event, this letter agreement is a valid and binding agreement, enforceable against such Shareholder, in accordance with its terms;
(ii) neither the execution of this letter agreement nor the consummation by such Shareholder of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder or such Shares are bound; and (iii) Buyer shall upon purchase of such Shares in the Tender Offer receive good and marketable title to such Shares, free and clear of all liens, claims, encumbrances and security interests of any kind.

         Each of Vedior and Buyer hereby represent and warrant that they have the corporate power and are duly authorized to enter into this letter agreement.

         In the event that a Shareholder does not tender the Shares pursuant to this Agreement and Buyer completes the Tender Offer, at any meeting of shareholders of the Company, such Shareholder hereby agrees (solely in his capacity as a shareholder of the Company) to vote all of the Shares, and any other common shares of the Company which such Shareholder may own, or have the power to vote in favor of the Merger. In furtherance of the voting agreement contained in this paragraph, each Shareholder hereby revokes any and all previous proxies with respect to any of the Shares and grants to Buyer and such individuals or entities as Buyer may designate an irrevocable proxy to vote all of the Shares owned by such Shareholder in favor of the Merger. In addition, each Shareholder hereby agrees to execute such additional documents as Buyer, or Vedior, may reasonably request to effectuate Buyer's voting rights under this paragraph.

         We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement
(i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This letter agreement is not intended to confer upon any other person any rights or remedies hereunder.

         This letter agreement may be terminated at any time (i) by mutual written consent of the parties hereto, or (ii) by any party if the Merger Agreement has been terminated in accordance with its terms. Notwithstanding the foregoing, such right of termination shall not be available to any party whose breach of any obligation hereunder has been the cause of or resulted in the failure of the Tender Offer or the transactions contemplated by the Merger Agreement or this letter agreement to be consummated. No such termination shall relieve any party from liability for any breach of this letter agreement.

         Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party's obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Georgia. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

         If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                           [Intentionally left blank]

         Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.


                                            Sincerely,


                                            --------------------------
                                            David C. Cooper


                                            --------------------------
                                            Teri L. Cooper


Acknowledged and agreed:


VEDIOR N.V.


By:
   -----------------------------
Name:    C. K. Zachary Miles
Title:   Chief Financial Officer


PLATFORM PURCHASER INC.


By:
   -----------------------------
Name:    C. K. Zachary Miles
Title:   President

                                                                       EXHIBIT 3


                                 April 16, 2000


Vedior N.V.
Jachthavenweg 112
1076 DC Amsterdam, The Netherlands

Ladies and Gentlemen:

         This letter is to confirm our agreement regarding all of the shares of common stock, $0.01 par value per share (the "Shares") of Acsys, Inc., a Georgia corporation (the "Company") held by each of the undersigned shareholders of the Company (each a "Shareholder" and collectively the "Shareholders"). In order to induce Vedior N.V., a Dutch company ("Vedior"), Select Appointments North America, Inc., a Delaware corporation ("SANA"), Tiberia B.V., a Netherlands company ("Parent") and Platform Purchaser Inc., a Georgia corporation ("Buyer") to enter into an Agreement and Plan of Merger, to be dated as of the date hereof among the Company, Parent, Buyer, Vedior and SANA (the "Merger Agreement"), the parties hereto agree as follows:

         Subject to the terms and conditions hereof, on or prior to the expiration date of the tender offer to be commenced by Buyer pursuant to the Merger Agreement (the "Tender Offer"), the Shareholders will tender to Buyer in the Tender Offer, or cause to be tendered in the Tender Offer, all of the Shares held by the Shareholders, including Shares acquired through the exercise of options, immediately prior to the expiration of the Tender Offer. If a Shareholder withdraws any tender of such Shares in the Tender Offer, such Shareholder shall immediately, but in no event later than the expiration date of the Tender Offer, re-tender such Shares to Buyer in the Tender Offer.

         The Shareholders hereby agree not to sell, transfer or encumber the Shares (except in the Tender Offer) during the term of this letter agreement.

         Each Shareholder hereby represents and warrants as to the Shares that
(i) such Shareholder is the sole owner of and has full right, power and authority to sell and vote such Shares, or if such Shareholder is not the sole owner, such Shareholder has the full right, power and authority to sell such Shares, and in either event, this letter agreement is a valid and binding agreement, enforceable against such Shareholder, in accordance with its terms;
(ii) neither the execution of this letter agreement nor the consummation by such Shareholder of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder or such Shares are bound; and (iii) Buyer shall upon purchase of such Shares in the Tender Offer receive good and marketable title to such Shares, free and clear of all liens, claims, encumbrances and security interests of any kind.

         Each of Vedior and Buyer hereby represent and warrant that they have the corporate power and are duly authorized to enter into this letter agreement.

         In the event that a Shareholder does not tender the Shares pursuant to this Agreement and Buyer completes the Tender Offer, at any meeting of shareholders of the Company, such Shareholder hereby agrees (solely in his capacity as a shareholder of the Company) to vote all of the Shares, and any other common shares of the Company which such Shareholder may own, or have the power to vote in favor of the Merger. In furtherance of the voting agreement contained in this paragraph, each Shareholder hereby revokes any and all previous proxies with respect to any of the Shares and grants to Buyer and such individuals or entities as Buyer may designate an irrevocable proxy to vote all of the Shares owned by such Shareholder in favor of the Merger. In addition, each Shareholder hereby agrees to execute such additional documents as Buyer, or Vedior, may reasonably request to effectuate Buyer's voting rights under this paragraph.

         We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement
(i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This letter agreement is not intended to confer upon any other person any rights or remedies hereunder.

         This letter agreement may be terminated at any time (i) by mutual written consent of the parties hereto, or (ii) by any party if the Merger Agreement has been terminated in accordance with its terms. Notwithstanding the foregoing, such right of termination shall not be available to any party whose breach of any obligation hereunder has been the cause of or resulted in the failure of the Tender Offer or the transactions contemplated by the Merger Agreement or this letter agreement to be consummated. No such termination shall relieve any party from liability for any breach of this letter agreement.

         Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party's obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Georgia. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

         If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                           [Intentionally left blank]

         Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.


                                    Sincerely,


                                    -----------------------------
                                    Harry J. Sauer


                                    THE SAUER FAMILY FOUNDATION


                                    By:
                                       --------------------------
                                    Name:    Harry J. Sauer
                                    Title:   President


Acknowledged and agreed:


VEDIOR N.V.


By:
   ------------------------------
Name:    C. K. Zachary Miles
Title:   Chief Financial Officer


PLATFORM PURCHASER INC.


By:
   ------------------------------
Name:    C. K. Zachary Miles
Title:   President